                                                                     EXHIBIT 2.1


                      MERGER AND STOCK PURCHASE AGREEMENT

                                     AMONG

                             SEQUOIA SYSTEMS, INC.,

                        SEQUOIA ACQUISITION CORPORATION,

                                   SPCO, INC.

                                      AND

                          KEYSTONE INTERNATIONAL, INC.

                          DATED AS OF NOVEMBER 9, 1994


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                               TABLE OF CONTENTS

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 PRELIMINARY STATEMENT.....................................................  A-1

            ARTICLE I--THE MERGER AND PURCHASE OF THE KEYSTONE SHARES

  1.1  The Merger and Purchase of the Keystone Shares.....................   A-2
  1.2  The Closing........................................................   A-3
  1.3  Actions at the Closing.............................................   A-3
  1.4  Additional Action..................................................   A-3
  1.5  Conversion of Company Shares and Purchase of the Keystone Shares...   A-3
  1.6  Dissenting Shares..................................................   A-5
  1.7  Options............................................................   A-5
  1.8  Exchange of Certificates...........................................   A-5
  1.9  Dividends..........................................................   A-6
  1.10 Fractional Shares..................................................   A-6
  1.11 Escrow.............................................................   A-6
  1.12 Certificate of Incorporation.......................................   A-7
  1.13 By-laws............................................................   A-7
  1.14 Directors and Officers.............................................   A-7
  1.15 No Further Rights..................................................   A-7
  1.16 Closing of Transfer Books..........................................   A-7
  1.17 Further Assurances.................................................   A-7

            ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  2.1  Organization, Qualification and Corporate Power....................   A-8
  2.2  Capitalization.....................................................   A-8
  2.3  Authority..........................................................   A-8
  2.4  Noncontravention...................................................   A-8
  2.5  Company Subsidiaries...............................................  A-10
  2.6  Financial Statements...............................................  A-10
  2.7  Absence of Certain Changes.........................................  A-11
  2.8  Undisclosed Liabilities............................................  A-11
  2.9  Tax Matters........................................................  A-12
  2.10 Tangible Assets....................................................  A-13
  2.11 No Real Property...................................................  A-13
  2.12 Intellectual Property..............................................  A-14
  2.13 Inventory..........................................................  A-15
  2.14 Real Property Leases...............................................  A-15
  2.15 Contracts..........................................................  A-16
  2.16 Accounts Receivable................................................  A-16
  2.17 Powers of Attorney.................................................  A-17
  2.18 Insurance..........................................................  A-17
  2.19 Litigation.........................................................  A-17
  2.20 Product Warranty...................................................  A-17
  2.21 Employees..........................................................  A-17
  2.22 Employee Benefits..................................................  A-18
  2.23 Environmental Matters..............................................  A-19
  2.24 Legal Compliance...................................................  A-20
  2.25 Permits............................................................  A-20
  2.26 Certain Business Relationships.....................................  A-21
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  2.27 Brokers' Fees......................................................  A-21
  2.28 Books and Records..................................................  A-21
  2.29 Customers and Suppliers............................................  A-21
  2.30 Banking Facilities.................................................  A-21
  2.31 Powers of Attorney.................................................  A-22
  2.32 Pooling............................................................  A-22
  2.33 IBM License Agreement..............................................  A-22
  2.34 Disclosure.........................................................  A-22

             ARTICLE III--REPRESENTATIONS AND WARRANTIES OF KEYSTONE

  3.1  Organization, Qualification and Corporate Power....................  A-22
  3.2  Authority..........................................................  A-23
  3.3  Noncontravention...................................................  A-23
  3.4  Title to the Keystone Shares.......................................  A-23
  3.5  Certain Business Relationships.....................................  A-23
  3.6  Brokers' Fees......................................................  A-24
  3.7  Pooling............................................................  A-24
  3.8  Disclosure.........................................................  A-24

                   ARTICLE IV--REPRESENTATIONS AND WARRANTIES
                   OF THE BUYER AND THE TRANSITORY SUBSIDIARY

  4.1  Organization.......................................................  A-24
  4.2  Capitalization.....................................................  A-24
  4.3  Authority..........................................................  A-25
  4.4  Noncontravention...................................................  A-25
  4.5  Reports and Financial Statements...................................  A-25
  4.6  Absence of Material Adverse Change.................................  A-26
  4.7  Undisclosed Liabilities............................................  A-26
  4.8  Brokers' Fees......................................................  A-26
  4.9  Pooling............................................................  A-26

                              ARTICLE V--COVENANTS

  5.1  Best Efforts.......................................................  A-26
  5.2  Notices and Consents...............................................  A-26
  5.3  Special Meeting, Prospectus/Proxy Statement and Form S-4...........  A-26
  5.4  Operation of Business..............................................  A-28
  5.5  Interim Financial Statements.......................................  A-29
  5.6  Communications with Customers and Suppliers........................  A-29
  5.7  Compliance with Laws...............................................  A-29
  5.8  Reports, Taxes.....................................................  A-29
  5.9  Full Access........................................................  A-30
  5.10 Notice of Breaches.................................................  A-30
  5.11 Exclusivity........................................................  A-30
  5.12 Environmental Investigation........................................  A-31
  5.13 Registration Rights................................................  A-31
  5.14 Board Representation...............................................  A-36
  5.15 Non-Competition....................................................  A-36
  5.16 Pooling Accounting.................................................  A-37
  5.17 Affiliate Agreements...............................................  A-37
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                                       ii
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   5.18 Nasdaq Quotation.................................................  A-37
   5.19 Termination of Management Fees...................................  A-37
   5.20 Certain Tax Returns..............................................  A-37

             ARTICLE VI--CONDITIONS TO CONSUMMATION OF TRANSACTIONS

   6.1  Conditions of Obligations of the Buyer and the Transitory
         Subsidiary......................................................  A-38
   6.2  Conditions to Obligations of the Company and Keystone............  A-40

                          ARTICLE VII--INDEMNIFICATION

   7.1  Indemnification..................................................  A-42
   7.2  Method of Asserting Claims.......................................  A-42
   7.3  Survival.........................................................  A-43
   7.4  Limitations......................................................  A-43

                           ARTICLE VIII--TERMINATION

   8.1  Termination of Agreement.........................................  A-44
   8.2  Effect of Termination............................................  A-44
   8.3  Termination Fee..................................................  A-45

                            ARTICLE IX--DEFINITIONS

         ................................................................  A-45

                            ARTICLE X--MISCELLANEOUS

  10.1  Press Releases and Announcements.................................  A-47
  10.2  No Third Party Beneficiaries.....................................  A-47
  10.3  Entire Agreement.................................................  A-47
  10.4  Succession and Assignment........................................  A-48
  10.5  Counterparts.....................................................  A-48
  10.6  Headings.........................................................  A-48
  10.7  Notices..........................................................  A-48
  10.8  Governing Law....................................................  A-49
  10.9  Amendments and Waivers...........................................  A-49
  10.10 Severability.....................................................  A-49
  10.11 Expenses.........................................................  A-49
  10.12 Specific Performance.............................................  A-49
  10.13 Submission to Jurisdiction.......................................  A-50
  10.14 Dispute Resolution; Arbitration..................................  A-50
  10.15 Construction.....................................................  A-51
  10.16 Incorporation of Exhibits and Schedules..........................  A-51

Exhibit A--Escrow Agreement
Exhibit B--Substance of Opinion of Vinson & Elkins, L.L.P.
Exhibit C--Substance of Opinion of Porter & Hedges, L.L.P.
Exhibit D--Agreement between W. Wayne Patterson and Sequoia Systems, Inc. Exhibit E--Employment letter between J. Michael Stewart and Sequoia Systems,Inc. Exhibit F--Opinion of Hale and Dorr
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                                      iii

                      MERGER AND STOCK PURCHASE AGREEMENT

  AGREEMENT entered into as of November 9, 1994 by and among Sequoia Systems, Inc., a Delaware corporation (the "Buyer"), Sequoia Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), SPCO, Inc., a Delaware corporation (the "Company"), and Keystone International, Inc., a Texas corporation ("Keystone"). The Buyer, the Transitory Subsidiary, the Company and Keystone are referred to collectively herein as the "Parties".

                             PRELIMINARY STATEMENT

  1. At the date hereof, W. Wayne Patterson ("Patterson"), J. Michael Stewart ("Stewart") and their respective Affiliates (as defined in Section 2.15(f) below) own, in the aggregate, 50,000 of the issued and outstanding shares of the common stock, $.01 par value per share (the "Company Common Stock"), of the Company, representing 100% of the issued and outstanding capital stock of the Company. The Company has no class of capital stock issued or outstanding except for the Company Common Stock. The Company is a holding company and, at the date hereof, has no material net assets other than its shares of TMI Common Stock (as defined below).

  2. At the date hereof, the Company owns 8,500,000 of the issued and outstanding shares of the common stock, $.01 par value per share (the "TMI Common Stock"), of Texas Microsystems, Inc., a Delaware corporation ("TMI"), representing 85% of the issued and outstanding capital stock of TMI, and Keystone owns 1,500,000 of the issued and outstanding shares of TMI Common Stock (the "Keystone TMI Shares"), representing 15% of the issued and outstanding capital stock of TMI. TMI has no class of capital stock issued or outstanding except for the TMI Common Stock. At the date hereof, there are outstanding options to purchase 965,000 shares of TMI Common Stock (the "TMI Options"), of which 367,500 shares are exercisable at the date hereof.

  3. Prior to October 31, 1994, the Company owned 50,000 of the issued and outstanding shares of the common stock, $.01 par value per share (the "BriskHeat Common Stock"), of BriskHeat Corporation, a Delaware corporation ("BriskHeat"), representing 100% of the issued and outstanding capital stock of BriskHeat. BriskHeat has no class of capital stock issued or outstanding except for the BriskHeat Common Stock. On October 31, 1994, the Company distributed its BriskHeat Common Stock pro rata among the Company's stockholders (the "BriskHeat Spin-Off").

  4. At the date hereof, Patterson and Stewart each own 425,000 of the issued and outstanding shares of the common stock, $.01 par value per share (the "TME Common Stock"), of Texas Micro Electronics, Inc., a Delaware corporation ("TME"), collectively representing 85% of the issued and outstanding capital stock of TME, and Keystone owns 150,000 of the issued and outstanding shares of TME Common Stock (the "Keystone TME Shares"), representing 15% of the issued and outstanding capital stock of TME. TME has no class of capital stock issued or outstanding except for the TME Common Stock.

  5. Prior to the closing of the transactions contemplated by this Agreement (the "Closing"), the following transactions will be consummated in the following sequence:

    (a) The Company will effect a 170-for-1 stock split with respect to the 50,000 shares of Company Common Stock issued and outstanding at the date hereof (the "Company Stock Split"), as a result of which there will be 8,500,000 shares of Company Common Stock issued and outstanding immediately after the Company Stock Split.

    (b) Patterson and Stewart will contribute their TME Common Stock to TMI as a capital contribution (the "TME Stock Contribution").

    (c) The TMI Options, to the extent exercisable at the date hereof, will be exercised and the 367,500 shares of TMI Common Stock issued upon such exercise will be contributed to the Company in exchange for an aggregate of 367,500 shares of Company Common Stock (the "TMI Option Exercise and Exchange").

  6. Immediately prior to the Closing, and after giving effect to the foregoing transactions, (i) the Company will own 8,867,500 shares of TMI Common Stock, representing approximately 85.53% of the issued and outstanding capital stock of TMI, (ii) TMI will own 850,000 shares of TME Common Stock, representing 85% of the issued and outstanding capital stock of TME, (iii) Keystone will own 1,500,000 shares of TMI Common Stock, representing approximately 14.47% of the issued and outstanding capital stock of TMI, and (iv) Keystone will own 150,000 shares of TME Common Stock, representing 15% of the issued and outstanding capital stock of TME.

  7. This Agreement contemplates the merger of the Transitory Subsidiary with and into the Company (the "Merger"). In the Merger, the stockholders of record of the Company ("Company Stockholders") at the Effective Time (as hereinafter defined) will receive capital stock of the Buyer in exchange for all of the issued and outstanding capital stock of the Company. Simultaneously with the Merger, the Buyer will purchase from Keystone the Keystone TMI Shares and the Keystone TME Shares (collectively, the "Keystone Shares") in exchange for capital stock of the Buyer and will issue the Additional Buyer Shares (as hereinafter defined) in exchange for the Unvested TMI Options (as hereinafter defined).

  8. At the Effective Time, and after giving effect to the Merger and the other transactions described in this Preliminary Statement: (i) the Buyer will own 100% of the issued and outstanding capital stock of the Company, approximately 14.47% of the issued and outstanding capital stock of TMI and 15% of the issued and outstanding capital stock of TME, (ii) the Company will own approximately 85.53% of the issued and outstanding capital stock of TMI, and (iii) TMI will own 85% of the issued and outstanding capital stock of TME.

  9. For purposes of this Agreement, a "Subsidiary" is any corporation with respect to which another corporation, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, and the term "Company Subsidiaries" shall mean Subsidiaries of the Company. Except as otherwise specifically provided herein, all references herein to Company Subsidiaries shall include TMI, TMI's Subsidiaries, TME and TME's Subsidiaries but shall not include BriskHeat and BriskHeat's Subsidiaries. Except where the context otherwise requires, all references herein to TMI shall include TMI's Subsidiaries, all references herein to TME shall include TME's Subsidiaries and all references herein to BriskHeat shall include BriskHeat's Subsidiaries.

  NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I

                 THE MERGER AND PURCHASE OF THE KEYSTONE SHARES

  1.1 The Merger and Purchase of the Keystone Shares.

    (a) Upon and subject to the terms and conditions of this Agreement, the Merger of the Transitory Subsidiary with and into the Company shall occur at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

    (b) Upon and subject to the terms and conditions of this Agreement, and simultaneously with the Merger, Keystone shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from Keystone, the Keystone Shares.

  1.2 The Closing. The Closing, including without limitation the filing of the Certificate of Merger, shall take place at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

  1.3 Actions at the Closing. At the Closing:

    (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 6.1;

    (b) Keystone shall deliver to the Buyer and the Transitory Subsidiary the certificate referred to in Section 6.1(g)(ii);

    (c) the Buyer and the Transitory Subsidiary shall deliver to the Company and Keystone the various respective certificates, instruments and documents referred to in Section 6.2;

    (d) the Company and the Transitory Subsidiary shall file the Certificate of Merger with the Secretary of State of the State of Delaware;

    (e) the Company shall deliver to the Buyer stock certificates representing all of the Outstanding Company Shares (as hereinafter defined), other than certificates representing Dissenting Shares (as hereinafter defined), and, in exchange therefor, the Buyer shall deliver to the Company Stockholders, other than the holders of certificates representing Dissenting Shares, certificates representing the Company Initial Buyer Shares (as hereinafter defined) in accordance with Section 1.8;

    (f) Keystone shall deliver to the Buyer stock certificates representing the Keystone Shares duly endorsed in blank or with stock powers duly executed by Keystone, and, in exchange therefor, the Buyer shall deliver to Keystone certificates representing the Keystone Initial Buyer Shares (as hereinafter defined) in accordance with Section 1.8;

    (g) the Buyer, the Indemnification Representative named in the Escrow Agreement and the Escrow Agent named in the Escrow Agreement (or another Escrow Agent mutually agreeable to the Buyer and the Indemnification Representative) shall execute and deliver an Escrow Agreement in the form attached hereto as Exhibit A, with such reasonable changes therein as may be requested by the Escrow Agent and mutually agreeable to the Buyer and the Indemnification Representative (the "Escrow Agreement"); and

    (h) the Buyer shall deposit with the Escrow Agent certificates representing the Escrow Shares (as hereinafter defined) in accordance with Sections 1.7(c) and 1.11.

  1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

  1.5 Conversion of Company Shares and Purchase of the Keystone Shares.

    (a) Certain definitions:

      (i) "Buyer Common Stock" shall mean the common stock, $.40 par value per share, of the Buyer.

      (ii) "Aggregate Buyer Shares" shall mean 5,200,000 shares of Buyer Common Stock, regardless of the price per share of the Buyer Common Stock on Nasdaq (as hereinafter defined). The number of Aggregate Buyer Shares shall be subject to equitable adjustment in the event of any stock split, cash or stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time.

      (iii) "Nasdaq" shall mean the Nasdaq National Market.

      (iv) "Company Shares" shall mean shares of Company Common Stock.

      (v) "Outstanding Company Shares" shall mean the aggregate number of Company Shares outstanding at the Effective Time.

      (vi) "Company Buyer Shares" shall mean the Aggregate Buyer Shares multiplied by the Company Percentage (as hereinafter defined).

      (vii) "Keystone Buyer Shares" shall mean the Aggregate Buyer Shares multiplied by the Keystone Percentage (as hereinafter defined).

      (viii) "Company Percentage" shall mean one minus the Keystone
    Percentage.

      (ix) "Keystone Percentage" shall mean (A) 1,500,000 divided by (B) the Outstanding Company Shares plus 1,500,000.

      (x) "Conversion Ratio" shall mean (A) the Company Buyer Shares divided by (B) the Outstanding Company Shares.

      (xi) "Initial Conversion Ratio" shall mean 0.90 multiplied by the Conversion Ratio.

      (xii) "Escrow Conversion Ratio" shall mean 0.10 multiplied by the Conversion Ratio.

      (xiii) "Keystone Initial Buyer Shares" shall mean the Initial Conversion Ratio multiplied by the Keystone Buyer Shares.

      (xiv) "Keystone Escrow Buyer Shares" shall mean the Escrow Conversion Ratio multiplied by the Keystone Buyer Shares.

    (b) At the Effective Time, each one Company Share outstanding at the Effective Time, other than Dissenting Shares and shares held in the Company's treasury, shall, by virtue of the Merger, be converted into (i) that number of fully paid and nonassessable shares of Buyer Common Stock equal to the Initial Conversion Ratio (such shares, together with the shares issued pursuant to Section 1.6(a)(i) are, collectively, the "Company Initial Buyer Shares") plus (ii) that number of fully paid and nonassessable shares of Buyer Common Stock as is equal to the Escrow Conversion Ratio (such shares, together with the shares issued pursuant to Section 1.6(a)(ii) are, collectively, the "Company Escrow Buyer Shares"), if and when the Company Escrow Buyer Shares are released from escrow pursuant to the terms of the Escrow Agreement.

    (c) At the Effective Time, Keystone shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from Keystone, the Keystone Shares in exchange for (i) the Keystone Initial Buyer Shares plus (ii) the Keystone Escrow Buyer Shares, if and when the Keystone Escrow Buyer Shares are released from escrow pursuant to the terms of the Escrow Agreement.

    (d) The Company Initial Buyer Shares and the Keystone Initial Buyer Shares shall, together with the Initial Option Shares (as defined in Section 1.7(c) below), collectively be referred to herein as the "Initial Shares". The Company Escrow Buyer Shares and the Keystone Escrow Buyer Shares shall, together with the Escrow Option Shares (as defined in Section 1.7(c) below), collectively be referred to herein as the "Escrow Shares". The Initial Shares and the Escrow Shares shall collectively be referred to herein as the "Transaction Shares".

    (e) At the Effective Time, each share of Company Common Stock held in the Company's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

    (f) At the Effective Time, each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

  1.6 Dissenting Shares.

    (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by any Company Stockholder who has not voted his or its shares in favor of the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with
  Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Company Buyer Shares, unless such Company Stockholder shall have forfeited his or its right to appraisal under the Delaware General Corporation Law or withdrawn, with the consent of the Company, his or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Company Buyer Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such Company Stockholder his or its Company Initial Buyer Shares and to the Escrow Agent a certificate representing such Company Stockholder's Company Escrow Buyer Shares.

    (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

  1.7 Options.

    (a) Prior to the Effective Time, the TMI Options, to the extent exercisable at the date hereof, will be exercised as part of the TMI Option Exercise and Exchange.

    (b) Prior to the Effective Time, all outstanding options, warrants, rights, agreements or commitments, if any, other than the TMI Options to the extent exercisable at the date hereof, to which the Company or any Company Subsidiary is a party or which are binding upon the Company or any Company Subsidiary providing for the issuance of any capital stock of the Company or any Company Subsidiary shall be terminated.

    (c) For purposes of this Agreement, the term "Additional Buyer Shares" shall mean that number of fully paid and nonassessable shares of Buyer Common Stock equal in value, based on the closing sales price per share of Buyer Common Stock on Nasdaq on the Closing Date, to the value, based on the Black-Scholes method of option valuation, of the TMI Options which are not exercisable at the date hereof (the "Unvested TMI Options"). At the Effective Time, the Unvested TMI Options shall be converted into (i) ninety percent (90%) of the Additional Buyer Shares (the "Initial Option Shares") plus (ii) ten percent (10%) of the Additional Buyer Shares (the "Escrow Option Shares"), if and when the Escrow Option Shares are released from escrow pursuant to the terms of the Escrow Agreement. Within five days after the Closing, but effective as of the Effective Time, the Buyer shall issue the Initial Option Shares to the holders of the Unvested TMI Options (the "Unvested TMI Option Holders") and shall deliver to the Escrow Agent certificates representing the Escrow Option Shares.

  1.8 Exchange of Certificates.

    (a) Until surrendered, each outstanding certificate or certificates (collectively, "Certificates") which represented Company Shares or Keystone Shares at the Effective Time shall be deemed for all corporate purposes to evidence ownership of the Transaction Shares into which the Company Common Stock or Keystone Shares evidenced by the Certificate(s) so surrendered shall have been converted in accordance with Section 1.5. From and after the Effective Time, the holders of Company Shares and Keystone Shares shall cease to have any rights in respect of such Company Shares and Keystone Shares and their rights shall be solely in respect of the Transaction Shares into which the Company Shares and Keystone Shares evidenced by the Certificate(s) so surrendered shall have been converted (in the case of the Company Shares) or exchanged (in the case of the Keystone Shares) in accordance with Section 1.5.

    (b) If any Transaction Shares are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered it shall be a condition to the issuance of such Transaction Shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and
  (iii) the person requesting such transfer shall pay the Buyer, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Buyer that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, no Party shall be liable to a holder of Company Shares or Keystone Shares for any Transaction Shares issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Transaction Shares issuable in exchange therefor pursuant to Section 1.5. The Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to the Buyer an indemnity agreement against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

  1.9 Dividends. No dividends or other distributions that are payable to the holders of record of the Buyer Common Stock as of a date on or after the Effective Time shall be paid to former Company Stockholders or Keystone entitled by reason of the Merger to receive Transaction Shares until such holders surrender their Certificates in accordance with Section 1.8. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions (and shall pay or deliver to the Escrow Agent any dividends or other distributions on the Escrow Shares in accordance with the Escrow Agreement) that are payable to the holders of record of the Buyer Common Stock as of a date on or after the Effective Time and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

  1.10 Fractional Shares. No certificates or scrip representing fractional Transaction Shares shall be issued to Keystone, former Company Stockholders or Unvested TMI Option Holders (as defined in Section 1.7(c) below) under this Agreement, and Keystone, former Company Stockholders and Unvested TMI Option Holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Transaction Shares that would otherwise be issued to them. In lieu of fractional Transaction Shares that would otherwise be issued, Keystone, each former Company Stockholder and each Unvested TMI Option Holder that would have been entitled to receive a fractional Transaction Share shall receive a cash payment equal to the value of such fractional share, based on the closing sales price per share of Buyer Common Stock on Nasdaq on the Closing Date.

  1.11 Escrow.

    (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent certificates (issued in the respective names of Keystone, the Company Stockholders (other than the holders of Dissenting Shares) and the Unvested TMI Option Holders) representing the Escrow Shares, as described in Sections 1.5 and 1.7(c), for the purpose of securing certain of the indemnification obligations of Keystone, the Company Stockholders and the Unvested TMI Option Holders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms hereof and thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

    (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders and the execution of this Agreement by Keystone shall, together with the approval of the Unvested TMI Option Holders as contemplated by Section 6.1(z) below, constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation (i) the placement of the Escrow Shares in escrow, (ii) the appointment of the Indemnification Representative and (iii) the authority of the Indemnification Representative to defend and/or settle any claims for which the Company Stockholders, the Unvested TMI Option Holders and/or Keystone may be required to indemnify the Surviving Corporation, the Buyer, the Subsidiaries of the Buyer (the "Buyer Subsidiaries"), the Company and/or the Company Subsidiaries pursuant to Section 6 hereof. All decisions and actions by the Indemnification Representative under the Escrow Agreement shall be binding upon Keystone, all of the Unvested TMI Option Holders and all of the Company Stockholders, and neither Keystone, any Unvested TMI Option Holder nor any Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

  1.12 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to Sequoia Holdings, Inc.

  1.13 By-laws. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to Sequoia Holdings, Inc.

  1.14 Directors and Officers. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall remain as officers of the Surviving Corporation after the Effective Time, retaining their respective positions, except as specified by the Buyer pursuant to Section 6.1(l).

  1.15 No Further Rights. From and after the Effective Time, neither the Keystone Shares nor any of the Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto except as provided herein or by law.

  1.16 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company, TMI and TME shall be closed and no transfer of Company Shares or the Keystone Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Transaction Shares in accordance with Section 1.5, subject to applicable law in the case of Dissenting Shares.

  1.17 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, Patterson, Stewart and Keystone each shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, the Company Shares and the Keystone Shares, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company and the Company Subsidiaries, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be initialed by the Parties and shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any section or paragraph of the Company Disclosure Schedule shall qualify only the corresponding section or paragraph in this Article II.

  2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the Company's failure to be so qualified or in such good standing would not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company or any Company Subsidiary and will not adversely affect the ability of the Buyer to own and operate the Company or any Company Subsidiary after the Closing. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

  2.2 Capitalization. At the date hereof, the authorized capital stock of the Company consists solely of 75,000 Company Shares, of which 50,000 shares are issued and outstanding and no shares are held in the treasury of the Company, and 25,000 shares of preferred stock, $.01 par value per share, of which no shares are issued or outstanding or held in the treasury of the Company. The Company Disclosure Schedule sets forth a complete and accurate list of all stockholders of the Company at the date hereof, indicating the number of Company Shares held by each stockholder. All of the issued and outstanding Company Shares are, and the shares of Company Common Stock that will be issued in the TMI Option Exercise and Exchange will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, or proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any Company Shares. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

  2.3 Authority. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Company Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Indemnification Representative has all requisite power and authority to execute and deliver the Escrow Agreement and to perform his obligations and the obligations of the Company Stockholders, the Unvested TMI Option Holders and Keystone thereunder. The Escrow Agreement has been (or will be at the Closing) duly executed and delivered by the Indemnification Representative and constitutes (or will constitute upon execution at the Closing) a legal, valid and binding obligation of the Indemnification Representative, the Company Stockholders, the Unvested TMI Option Holders and Keystone, enforceable against the Indemnification Representative, the Company Stockholders, the Unvested TMI Option Holders and Keystone in accordance with its terms.

  2.4 Noncontravention. Except for the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Company and

Keystone or the execution and delivery of the Escrow Agreement by the Indemnification Representative, nor the consummation by the Company, Keystone, the Company Stockholders and the Unvested TMI Option Holders of the transactions contemplated hereby and thereby, will:

    (a) conflict with or violate any provision of the charter or By-laws of the Company or of any Company Subsidiary (including BriskHeat);

    (b) except for (i) the filing of the Certificate of Merger as required by the Delaware General Corporation Law and (ii) the filing of the Prospectus/Proxy Statement (as hereinafter defined) with the SEC (as hereinafter defined) in accordance with the Exchange Act (as hereinafter defined), require on the part of the Company or any Company Subsidiary (including BriskHeat) any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other federal, state, local or foreign governmental or regulatory authority or agency (a "Governmental Entity"), except where the failure to make any such filing or to obtain any such permit, authorization, consent or approval, individually or in the aggregate, will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company or any Company Subsidiary and will not adversely affect the ability of the Buyer to own and operate the Company or any Company Subsidiary after the Closing;

    (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as hereinafter defined) or other arrangement to which the Company or any Company Subsidiary (including BriskHeat) is a party or by which the Company or any Company Subsidiary (including BriskHeat) is bound or to which any of their assets is subject, except where any of the foregoing, individually or in the aggregate, will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company or any Company Subsidiary and will not adversely affect the ability of the Buyer to own and operate the Company or any Company Subsidiary after the Closing;

    (d) result in the imposition of any material Security Interest upon any assets of the Company or any Company Subsidiary;

    (e) violate any order, writ, injunction or decree applicable to the Company, any Company Subsidiary (including BriskHeat) or any of their properties or assets; or

    (f) violate any statute, rule or regulation applicable to the Company, any Company Subsidiary (including BriskHeat) or any of their properties or assets, except for such violations which will not, individually or in the aggregate, have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company or any Company Subsidiary (including BriskHeat) and will not adversely affect the ability of the Buyer to own and operate the Company or any Company Subsidiary after the Closing.

  For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's and similar liens, (ii) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(iii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iv) liens on goods in transit incurred pursuant to documentary letters of credit, (v) purchase money liens and liens securing rental payments under capital lease arrangements, and (vi) other liens arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company or any Company Subsidiary and not incurred in connection with the borrowing of money.

  2.5 Company Subsidiaries.

    (a) The Company Disclosure Schedule sets forth for each Company Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock,
  (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Company Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where such Company Subsidiary's failure to be so qualified or in such good standing would not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of such Company Subsidiary and will not adversely affect the ability of the Buyer to own and operate such Company Subsidiary after the Closing. Each Company Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer correct and complete copies of the charter and By-laws of each Company Subsidiary, each as amended and as in effect on the date hereof. No Company Subsidiary is in default under or in violation of any provision of its charter or By-laws.

    (b) The Company Disclosure Schedule sets forth a complete and accurate list, at the date hereof, of (i) all stockholders of each Company Subsidiary, indicating the number of shares of capital stock of such Company Subsidiary held by each stockholder, and (ii) the holders of the TMI Options, including the number of shares of TMI Common Stock subject to each TMI Option and portion of each TMI Option which is exercisable at the date hereof. All of the issued and outstanding shares of capital stock of each Company Subsidiary are, and the shares of TMI Common Stock that will be issued upon exercise of the TMI Options will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Company Subsidiary, other than the TMI Options listed in the Company Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. There are no agreements, voting trusts, or proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of any Company Subsidiary. All of the issued and outstanding shares of capital stock of each Company Subsidiary were issued in compliance with applicable federal and state securities laws.

    (c) All shares of each Company Subsidiary that are held of record or owned beneficially by either the Company or any Company Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a Company Subsidiary.

  2.6 Financial Statements.

    (a) The Company has provided to the Buyer the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of TMI for each of the fiscal years ended June 30, 1990, 1991, 1992 and 1993, and the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows of TMI for the fiscal year ended June 30, 1994. Such financial statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of TMI as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of TMI.

    (b) The Company has provided to the Buyer the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of BriskHeat for each of the fiscal years ended June 30, 1990, 1991, 1992, 1993 and 1994. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of BriskHeat as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of BriskHeat.

    (c) The Company has provided to the Buyer the unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company for each of the fiscal years ended June 30, 1992, 1993 and 1994. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

    (d) The Company has provided to the Buyer the unaudited pro forma combined balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries (including TME but excluding BriskHeat) for each of the fiscal years ended June 30, 1992, 1993 and 1994. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Company Subsidiaries (including TME but excluding BriskHeat) as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Company Subsidiaries (including TME but excluding BriskHeat).

    (e) The Interim Financial Statements referred to in Section 5.5 will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, will fairly present the financial condition, results of operations and cash flows of the Company and the Company Subsidiaries (including TME but excluding BriskHeat) as of the respective dates thereof and for the periods referred to therein and will be consistent with the books and records of the Company and the Company Subsidiaries (including TME but excluding BriskHeat).

    (f) The financial statements referred to in Sections 2.6(a), 2.6(b), 2.6(c) and 2.6(d) are attached to the Company Disclosure Schedule.

  2.7 Absence of Certain Changes. Since June 30, 1994, (a) there has not been any material adverse change in the assets, business, condition (financial or otherwise) or results of operations of the Company or any Company Subsidiary, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) neither the Company nor any Company Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 5.4.

  2.8 Undisclosed Liabilities.

    (a) TMI has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the consolidated balance sheet of TMI dated June 30, 1994 referred to in Section 2.6(a) (the "Most Recent TMI Balance Sheet"), (ii) liabilities which have arisen after June 30, 1994 in the Ordinary Course of Business and which are not in the aggregate material and (iii) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Most Recent TMI Balance Sheet and which are not in the aggregate material.

    (b) BriskHeat has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the consolidated balance sheet of BriskHeat dated June 30, 1994 referred to in Section 2.6(b) (the "Most Recent BriskHeat Balance Sheet"), (ii) liabilities which have arisen after June 30, 1994 in the Ordinary Course of Business and which are not in the aggregate material and (iii) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Most Recent BriskHeat Balance Sheet and which are not in the aggregate material.

    (c) The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the consolidated balance sheet of the Company dated June 30, 1994 referred to in Section 2.6(c) (the "Most Recent Company Balance Sheet"), (ii) liabilities which have arisen after June 30, 1994 in the Ordinary Course of Business and which are not in the aggregate material and (iii) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Most Recent Company Balance Sheet and which are not in the aggregate material.

    (d) Neither the Company nor any Company Subsidiary (including TME but excluding BriskHeat) has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the pro forma combined balance sheet of the Company and the Company Subsidiaries (including TME but excluding BriskHeat) dated June 30, 1994 referred to in
  Section 2.6(d) (the "Most Recent Combined Balance Sheet"), (ii) liabilities which have arisen after June 30, 1994 in the Ordinary Course of Business and which are not in the aggregate material and (iii) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Most Recent Combined Balance Sheet and which are not in the aggregate material.

  2.9 Tax Matters.

    (a) The Company and each Company Subsidiary (including BriskHeat) has timely filed all Tax Returns (as hereinafter defined) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company and each Company Subsidiary (including BriskHeat) has paid all Taxes (as hereinafter defined) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and each Company Subsidiary (excluding BriskHeat) for tax periods and portions of tax periods through June 30, 1994 do not exceed the accruals and reserves for Taxes set forth on the Most Recent Combined Balance Sheet. The unpaid Taxes of BriskHeat for tax periods and portions of tax periods through June 30, 1994 do not exceed the accruals and reserves for Taxes set forth on the Most Recent BriskHeat Balance Sheet. Neither the Company nor any Company Subsidiary (including BriskHeat) has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Company Subsidiary (including BriskHeat) during a prior period) other than the Company and the Company Subsidiaries (including BriskHeat). All Taxes that the Company or any Company Subsidiary (including BriskHeat) is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

    (b) The Company has delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Company Subsidiary (including BriskHeat) for the tax years ended June 30, 1989 through June 30, 1993. The income Tax Returns of the Company and the Company Subsidiaries (including BriskHeat) have been audited by the Internal Revenue Service or other Governmental Entity or are closed by the applicable statute of limitations for all tax years through June 30, 1991. No examination or audit of any Tax Returns of the Company or any Company Subsidiary (including BriskHeat) by any Governmental Entity is currently in progress or, to the Company's Knowledge, threatened or contemplated. For purposes of this Agreement, the term "Company's Knowledge" means the knowledge or awareness of either Patterson or Stewart after reasonable inquiry of the senior financial, operational, manufacturing, engineering and marketing management of the Company and each Company Subsidiary (including BriskHeat).

    (c) Neither the Company nor any Company Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company or any Company Subsidiary is subject to an election under Section 341(f) of the Code. Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of
  Section 897(c)(2) of the Code during the applicable period specified in
  Section 897(c)(l)(A)(ii) of the Code. Except as set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (including BriskHeat) is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary (including BriskHeat) has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

    (d) Except as set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (including BriskHeat) is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Company Subsidiaries (including BriskHeat) are members. Neither the Company nor any Company Subsidiary (including BriskHeat) has made an election under Treasury Reg. Section 1.1502-20(g). Neither the Company nor any Company Subsidiary (including BriskHeat) is or has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

    (e) Neither the Company nor any Company Subsidiary has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has the Company nor any Company Subsidiary had operations which are or may hereafter become reportable under Section 999 of the Code. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been a "target" or "target affiliate" as the result of an election or deemed election under Section 338 of the Code. Neither the Company nor any Company Subsidiary has engaged in any transaction with any member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code) of which the Company or any Company Subsidiary is a member which would be accounted for as a "deferred intercompany transaction" within the meaning of Treasury Regulation Section 1.1502-13. Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise. Neither the Company nor any Company Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country. Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income purposes.

  2.10 Tangible Assets. The Company and each Company Subsidiary owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is not subject to any Security Interest, is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

  2.11 No Real Property. Neither the Company nor any Company Subsidiary owns any real property or any interest therein.

  2.12 Intellectual Property.

    (a) The Company and each Company Subsidiary owns or has the right to use all Intellectual Property (as hereinafter defined) used in the operation of its business or reasonably necessary for the operation of its businesses as presently proposed to be conducted. Each item of Intellectual Property owned by or used in the operation of the business of the Company or a Company Subsidiary at any time since July 1, 1989 will be owned or available for use by the Surviving Corporation or such Company Subsidiary on identical terms and conditions immediately following the Closing. The Company and each Company Subsidiary has taken all reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the Company's Knowledge, no other person or entity has any rights to any of the Intellectual Property owned or used by the Company or any Company Subsidiary (including BriskHeat) (except pursuant to agreements or licenses specified in the Company Disclosure Schedule), and no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that the Company or any Company Subsidiary owns or uses. For purposes of this Agreement, "Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof,
  (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to any of the foregoing and (viii) copies and tangible embodiments thereof.

    (b) None of the activities or business presently conducted by the Company or any Company Subsidiary (including BriskHeat), or conducted by the Company or any Company Subsidiary at any time within the six years prior to the date of this Agreement, infringes or violates in any material respect, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. Neither the Company nor any Company Subsidiary (including BriskHeat) has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

    (c) The Company Disclosure Schedule identifies each patent or registration which has been issued to the Company or any Company Subsidiary with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company or any Company Subsidiary has made with respect to any of its Intellectual Property, and identifies each license or other agreement pursuant to which the Company or any Company Subsidiary has granted any rights to any third party with respect to any of its Intellectual Property. The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except as set forth in the Company Disclosure Schedule, with respect to each item of Intellectual Property that the Company or any Company Subsidiary owns:

      (i) the Company or such Company Subsidiary possesses all right, title and interest in and to such item;

      (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

      (iii) neither the Company nor any Company Subsidiary has agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

    (d) The Company Disclosure Schedule identifies each item of Intellectual Property used in the operation of the business of the Company or any Company Subsidiary at any time since July 1, 1989, or that the Company or any Company Subsidiary plans to use in the future, that is owned by a party other than the Company or such Company Subsidiary. The Company has supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Company or a Company Subsidiary uses such Intellectual Property, all of which are listed in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, with respect to each such item of Intellectual
  Property:

      (i) the license, sublicense or other agreement, covering such item is legal, valid, binding, enforceable and in full force and effect;

      (ii) such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

      (iii) no party to such license, sublicense or other agreement is in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect or permit termination, modification or acceleration thereunder;

      (iv) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

      (v) neither the Company nor any Company Subsidiary has agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

  2.13 Inventory. All inventory of the Company and each Company Subsidiary, whether or not reflected on the Most Recent Combined Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Combined Balance Sheet. All inventories not written-off have been priced at the lower of average cost or market. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Company Subsidiary.

  2.14 Real Property Leases. The Company Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Company Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in the Company Disclosure Schedule. With respect to each lease and sublease listed in the Company Disclosure Schedule:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

    (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

    (c) no party to the lease or sublease is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, would constitute a breach or default in any material respect or permit termination, modification, or acceleration thereunder;

    (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (e) neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (g) to the Company's Knowledge, but with no independent investigation, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the use, occupancy or value of such parcel as currently used by the Company or any Company Subsidiary, occupancy or value of the property subject thereto.

  2.15 Contracts. The Company Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company or any Company Subsidiary is a party:

    (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum;

    (b) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $10,000, or (iii) in which the Company or any Company Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

    (c) any written arrangement establishing a partnership or joint venture;

    (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

    (e) any written arrangement concerning confidentiality or non-competition;

    (f) any written arrangement involving any of the Company Stockholders or their affiliates, as defined in Rule 12b-2 under the Exchange Act ("Affiliates");

    (g) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company or any Company Subsidiary;

    (h) any written arrangement under which the Company or any Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement; and

    (i) any other written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.

The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in the Company Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and
(iii) no party is in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect or permit termination, modification, or acceleration, under the written arrangement. Neither the Company nor any Company Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in the Company Disclosure Schedule under the terms of this Section 2.15.

  2.16 Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries reflected on the Most Recent Combined Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts shown on the Most Recent Combined Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company and the Company Subsidiaries that have arisen since June 30, 1994 are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Combined Balance Sheet.

  2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Company Subsidiary.

  2.18 Insurance. The Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Company Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

    (a) the name of the insurer, the name of the policyholder and the name of each covered insured;

    (b) the policy number and the period of coverage;

    (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

    (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Except as set forth in the Company Disclosure Schedule, (i) each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither the Company nor any Company Subsidiary is in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default in any material respect or permit termination, modification or acceleration, under such policy; and (iv) neither the Company nor any Company Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Neither the Company nor any Company Subsidiary has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

  2.19 Litigation. The Company Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company or any Company Subsidiary (including BriskHeat) is a party or, to the Company's Knowledge, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings or investigations set forth in the Company Disclosure Schedule is, individually or in the aggregate, likely to have a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company or any Company Subsidiary (including BriskHeat).

  2.20 Product Warranty. No product manufactured, sold, leased or delivered by the Company or any Company Subsidiary is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are set forth in the Company Disclosure Schedule. The Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Company Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years since July 1, 1989; and, to the Company's Knowledge, such expenses will not significantly increase as a percentage of sales in the future.

  2.21 Employees. The Company Disclosure Schedule contains a list of all employees of the Company and each Company Subsidiary, along with the position and the annual rate of compensation of each such person. Each such employee has entered into a confidentiality/assignment of inventions agreement with the Company or a Company Subsidiary, a copy of which has previously been delivered to the Buyer. To the Company's Knowledge, no key employee or group of employees has any plans to terminate employment with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary.

  2.22 Employee Benefits.

    (a) The Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as hereinafter defined) maintained, or contributed to, by the Company, any Company Subsidiary or any ERISA Affiliate (as hereinafter defined). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Company Subsidiary (including BriskHeat). Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Company Subsidiaries (including BriskHeat) and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, the Company Subsidiaries (including BriskHeat) and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

    (b) Except as set forth in the Company Disclosure Schedule, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

    (c) Except as set forth in the Company Disclosure Schedule, all the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

    (d) Neither the Company, any Company Subsidiary (including BriskHeat) nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to
  Section 412 of the Code or Title IV of ERISA.

    (e) At no time has the Company, any Company Subsidiary (including BriskHeat) or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

    (f) Except as set forth in the Company Disclosure Schedule, there are no unfunded obligations under any Employee Benefit Plan providing benefits after termination or employment to any employee of the Company or any Company Subsidiary (including BriskHeat) (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

    (g) Except as set forth in the Company Disclosure Schedule, no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any of its Affiliates or any ERISA Affiliate that would subject the Company, any Company Subsidiary (including BriskHeat) or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

    (h) Except as set forth in the Company Disclosure Schedule, no Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

    (i) Except as set forth in the Company Disclosure Schedule, no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

    (j) The Company Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company or any Company Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Company Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Company Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  2.23 Environmental Matters.

    (a) Except as set forth in the Company Disclosure Schedule, the Company and each Company Subsidiary (including BriskHeat) has complied in all material respects with all applicable Environmental Laws (as hereinafter defined). There is no pending or, to the Company's Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Company Subsidiary (including BriskHeat). For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and
  (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

    (b) Except as set forth in the Company Disclosure Schedule, there have been no releases of any Materials of Environmental Concern (as hereinafter defined) into the environment at any parcel of real property or any facility formerly or currently owned, operated, leased or controlled by the Company or any Company Subsidiary (including BriskHeat). With respect to any such releases of Materials of Environmental Concern, the Company or such Company Subsidiary (including BriskHeat) has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). To the Company's Knowledge, there have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated, leased or controlled by the Company or any Company Subsidiary (including BriskHeat) that could reasonably be expected to have an impact on the real property or facilities owned, operated, leased or controlled by the Company or any Company Subsidiary (including BriskHeat). For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products.

    (c) Set forth in the Company Disclosure Schedule is a list of all environmental reports, investigations and audits (whether conducted by or on behalf of the Company or any Company Subsidiary (including BriskHeat) or a third party, and whether done at the initiative of the Company or any Company Subsidiary (including BriskHeat) or directed by a Governmental Entity or other third party) relating to premises currently or previously owned or operated by the Company or any Company Subsidiary (including BriskHeat). Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

    (d) Set forth in the Company Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company or any Company Subsidiary (including BriskHeat). To the Company's Knowledge, no such transporter or facility has any material environmental liability.

  2.24 Legal Compliance. The Company and each Company Subsidiary, and the conduct and operations of their respective businesses, are in compliance in all material respects with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or such Company Subsidiary or business, except for any violation of or default under a law referred to in the immediately preceding clause (b) which reasonably may be expected not to have a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company or such Company Subsidiary.

  2.25 Permits. The Company Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Company Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Company Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which would not have any material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company and the Company Subsidiaries. Each such Permit is in full force and effect and, to the Company's Knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Except as set forth in the Company Disclosure Schedule, each such Permit will continue in full force and effect following the Closing.

  2.26 Certain Business Relationships.

    (a) Except as set forth in the Company Disclosure Schedule, no Affiliate of the Company or of any Company Subsidiary (including BriskHeat): (i) owns any property or right, tangible or intangible, which is used in the business of the Company or any Company Subsidiary (including BriskHeat);
  (ii) has any claim or cause of action against the Company or any Company Subsidiary (including BriskHeat); or (iii) owes any money to the Company or any Company Subsidiary (including BriskHeat).

    (b) The business and operations of BriskHeat are unrelated to the business and operations of TMI and TME.

    (c) The Company is a holding company and has no assets other than cash and its shares of TMI Common Stock and BriskHeat Common Stock.

  2.27 Brokers' Fees. Neither the Company, any Company Subsidiary nor any of their Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent, other than Needham & Company and IBK Corporation pursuant to the agreements listed on the Company Disclosure Schedule, with respect to the transactions contemplated by this Agreement. All fees to be paid to Needham & Company and IBK Corporation will be paid by the Buyer.

  2.28 Books and Records. The minute books and other similar records of the Company and each Company Subsidiary contain true and complete records of all actions taken at any meetings of the Company's or such Company Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Company Subsidiary accurately reflect in all material respects the assets, liabilities, business, condition (financial or otherwise) and results of operations of the Company or such Company Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

  2.29 Customers and Suppliers. To the Company's Knowledge, no unfilled customer order or commitment obligating the Company or any Company Subsidiary to process, manufacture or deliver products or perform services will result in a loss to the Company or any Company Subsidiary upon completion of performance. No purchase order or commitment of the Company or any Company Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of the Company or any Company Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to them and no material customer of the Company or any Company Subsidiary has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services from them, the cessation of which would, individually or in the aggregate, have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company or any Company Subsidiary or adversely affect the ability of the Buyer to own and operate Company or any Company Subsidiary after the Closing. The Company Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of TMI during the fiscal year ended June 30, 1994 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company or a Company Subsidiary.

  2.30 Banking Facilities. The Company Disclosure Schedule sets forth a true, correct and complete list of:

    (a) each bank, savings and loan or similar financial institution at which the Company or any Company Subsidiary has an account, safety deposit box line of credit or credit facility and the numbers of the accounts or safety deposit boxes maintained by the Company or any Company Subsidiary thereat and details, including terms, of any line of credit or credit facility; and

    (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

  2.31 Powers of Attorney. Except as set forth on the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the Ordinary Course of Business.

  2.32 Pooling. To the Company's Knowledge, neither the Company, any Company Subsidiary (including BriskHeat) nor any of their Affiliates has, through the date of this Agreement, taken or agreed to take any action that would prevent the Buyer from accounting for the transactions contemplated by this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC rules.

  2.33 IBM License Agreement. For the one-year period following the Closing Date, royalties payable by the Company, TME and/or the Buyer to International Business Machines Corporation ("IBM") pursuant to the Agreement dated as of October 1, 1993 between IBM and TME, in respect of the use by the Company and/or TME of IBM's patents licensed thereunder, will not exceed $400,000 based on sales of $35,000,000 of central processing units and PC-compatible systems when calculated in accordance with the method of calculating royalty payments described in the letter of Michael Stewart dated September 22, 1994 to Frank W. Casey of IBM and attached to the Company Disclosure Schedule.

  2.34 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or any Company Subsidiary (including BriskHeat) pursuant to this Agreement, and no other statement made by the Company or any Company Subsidiary (including BriskHeat) or any of their representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. To the Company's Knowledge, the Company has disclosed to the Buyer all material information relating to the business of the Company or any Company Subsidiary and the transactions contemplated by this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF KEYSTONE

  Keystone represents and warrants to the Buyer that the statements contained in this Article III are true and correct.

  3.1 Organization, Qualification and Corporate Power. Keystone is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Keystone is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where Keystone's failure to be so qualified or in such good standing would not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of Keystone. Keystone has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

  3.2 Authority. Keystone has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Keystone and the consummation by Keystone of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Keystone. This Agreement has been duly and validly executed and delivered by Keystone and constitutes a valid and binding obligation of Keystone, enforceable against Keystone in accordance with its terms. The Escrow Agreement constitutes (or will constitute upon execution at the Closing) a legal, valid and binding obligation of Keystone, enforceable against Keystone in accordance with its terms.

  3.3 Noncontravention. Neither the execution and delivery of this Agreement by Keystone, nor the consummation by Keystone of the transactions contemplated hereby, will:

    (a) conflict with or violate any provision of the charter or By-laws of Keystone;

    (b) require on the part of Keystone any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except where the failure to make any such filing or to obtain any such permit, authorization, consent or approval, individually or in the aggregate, will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company or any Company Subsidiary and will not adversely affect the ability of the Buyer to own and operate the Company or any Company Subsidiary after the Closing;

    (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Keystone is a party or by which Keystone is bound or to which any of its assets is subject, except where any of the foregoing, individually or in the aggregate, will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company or any Company Subsidiary and will not adversely affect the ability of the Buyer to own and operate the Company or any Company Subsidiary after the Closing;

    (d) result in the imposition of any material Security Interest upon any assets of the Company or any Company Subsidiary;

    (e) violate any order, writ, injunction or decree applicable to Keystone or any of its properties or assets; or

    (f) violate any statute, rule or regulation applicable to Keystone or any of its properties or assets, except for such violations which will not, individually or in the aggregate, have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company or any Company Subsidiary (including BriskHeat) and will not adversely affect the ability of the Buyer to own and operate the Company or any Company Subsidiary after the Closing.

  3.4 Title to the Keystone Shares. Keystone has good, valid and marketable title to the Keystone Shares, free and clear of all liens, encumbrances, claims, pledges, adverse claims and charges, covenants, conditions, restrictions, voting trust arrangements and options of any nature whatsoever. Upon consummation of the Buyer's purchase of the Keystone Shares contemplated hereby, the Buyer will acquire from Keystone good, valid and marketable title to such Keystone Shares, free and clear of all liens, encumbrances, claims, pledges, adverse claims and charges, covenants, conditions, restrictions, voting trust arrangements and options of any nature whatsoever.

  3.5 Certain Business Relationships. Neither Keystone nor any of its
Affiliates: (i) owns any property or right, tangible or intangible, which is used in the business of the Company or any Company Subsidiary;

(ii) has any claim or cause of action against the Company or any Company Subsidiary; or (iii) owes any money to the Company or any Company Subsidiary.

  3.6 Brokers' Fees. Neither Keystone nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

  3.7 Pooling. To Keystone's knowledge, neither Keystone nor any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action that would prevent the Buyer from accounting for the transactions contemplated by this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC rules.

  3.8 Disclosure. No representation or warranty by Keystone contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of Keystone pursuant to this Agreement, and no other statement made by Keystone or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                         AND THE TRANSITORY SUBSIDIARY

  Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company and Keystone that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule attached hereto (the "Buyer Disclosure Schedule"):

  4.1 Organization. The Buyer and each Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer and each Buyer Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure so to qualify or to be in such good standing would not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Buyer and the Buyer Subsidiaries taken as a whole. The Buyer has furnished to the Company true and complete copies of the Buyer's Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Buyer is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.

  4.2 Capitalization. The authorized capital stock of the Buyer consists solely of 25,000,000 shares of Buyer Common Stock and 12,500,000 shares of Preferred Stock, $.40 par value per share. As of June 30, 1994, (i) 9,811,000 shares of Buyer Common Stock were issued and outstanding and no shares were held in treasury, (ii) no shares of Preferred Stock were issued or outstanding, (iii) an aggregate of 1,119,860 shares of Buyer Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under the Buyer's 1986 Incentive Stock Option Plan, 1986 Supplemental Stock Option Plan and 1990 Outside Directors' Stock Option Plan, and (iv) 250,000 shares of Buyer Common Stock were reserved for future issuance under the Buyer's 1993 Employee Stock Purchase Plan. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance of any of its capital stock, other than as described in the preceding sentence or disclosed in the Buyer Reports (as hereinafter defined). All of the Transaction Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

  4.3 Authority. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Escrow Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding shares of Buyer Common Stock entitled to vote on this Agreement and the Merger (the "Requisite Buyer Stockholder Approval"), the performance by the Buyer and the Transitory Subsidiary of this Agreement and the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms. The Escrow Agreement has been (or will be at the Closing) duly executed and delivered by the Buyer and constitutes (or will constitute upon execution at the Closing) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

  4.4 Noncontravention. Neither the execution and delivery of this Agreement or the Escrow Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby and thereby, will:

    (a) conflict or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary;

    (b) except for (i) the filing of the Certificate of Merger as required by the Delaware General Corporation Law, (ii) the filing of the Prospectus/Proxy Statement with the SEC in accordance with the Exchange Act and (iii) the filing of the Form S-4 with the SEC in accordance with the Securities Act, require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to make any such filing or to obtain any such permit, authorization, consent or approval, individually or in the aggregate, will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Buyer;

    (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except where any of the foregoing, individually or in the aggregate, will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company and except for the required consent from State Street Bank and Trust Company;

    (d) violate any order, writ, injunction or decree applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets; or

    (e) violate any statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets, except for such violations which will not, individually or in the aggregate, have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Buyer.

  4.5 Reports and Financial Statements. The Buyer has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its
(i) Annual Report on Form 10-K for the fiscal year ended June 30, 1994, together with all exhibits thereto, together with Amendment No. 1 thereto on Form 10-K/A, as filed with the Securities and Exchange Commission (the "SEC"),
(ii) proxy statement relating to the Annual Meeting of Stockholders held on January 28, 1994 and (iii) audited financial statements as of and for the periods ended June 30, 1994 (such reports and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

  4.6 Absence of Material Adverse Change. Since June 30, 1994, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Buyer and the Buyer Subsidiaries taken as a whole (a "Buyer Material Adverse Change"); provided, however, that the events specified in the Buyer Disclosure Schedule under the caption "Events Deemed not to Constitute a Buyer Material Adverse Change" shall be deemed not to constitute a Buyer Material Adverse Change for purposes of this Section 4.6.

  4.7 Undisclosed Liabilities. The Buyer and the Buyer Subsidiaries taken as a whole do not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the consolidated balance sheet of the Buyer and the Buyer Subsidiaries as of June 30, 1994 (the "Buyer Balance Sheet"), (b) liabilities which have arisen after June 30, 1994 in the Ordinary Course of Business and (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Buyer Balance Sheet.

  4.8 Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent, other than Broadview Associates, with respect to the transactions contemplated by this Agreement. The fee to be paid to Broadview Associates will be paid by the Buyer.

  4.9 Pooling. To the knowledge of the Buyer, neither the Buyer nor any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action that would prevent the Buyer from accounting for the transactions contemplated by this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC rules.

                                   ARTICLE V

                                   COVENANTS

  5.1 Best Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Patterson and Stewart each agree to use his best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

  5.2 Notices and Consents. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as are necessary to consummate the transactions contemplated by this Agreement.

  5.3 Special Meeting, Prospectus/Proxy Statement and Form S-4.

    (a)(i) As promptly as practicable after the date hereof, but in any event not before all required financial statements have been prepared, the Buyer and the Company shall jointly prepare and file with the SEC under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), preliminary proxy materials for the purpose of soliciting proxies from the Buyer's stockholders to obtain the Requisite Buyer Stockholder Approval at a special meeting of the Buyer's stockholders to be called and held for such purpose (the "Special Meeting"). Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of offering the Transaction Shares to the Company Stockholders, Keystone and the Unvested TMI Option Holders and soliciting such proxies from the Buyer's stockholders (such prospectus/proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy, shall be referred to herein as the "Prospectus/Proxy Statement"). The Company and the Buyer shall promptly respond to any SEC comments on the Prospectus/Proxy Statement and shall otherwise use their best efforts to resolve as promptly as practicable all SEC comments to the satisfaction of the SEC.

    (ii) Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Prospectus/Proxy Statement (or the expiration of the ten-day period under Rule 14a-6(a) under the Exchange Act, if no SEC comments are received by such date), the Buyer shall file with the SEC under the Securities Act a Registration Statement on Form S-4 (the "Form S-4"), which shall include the Prospectus/Proxy Statement as a part thereof. The Buyer, with the assistance of the Company, shall promptly respond to any SEC comments on the Form S-4 and shall otherwise use its best efforts to cause the Form S-4 to be declared effective as promptly as practicable. The Buyer shall also take any and all such actions as may be necessary or as it may deem advisable for the purpose of complying with all applicable state securities laws in connection with the offering and issuance of the Transaction Shares; provided, however, that the Buyer shall not be required in connection with this paragraph (ii) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

    (iii) Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Prospectus/Proxy Statement and the Form S-4, the Buyer shall distribute the Prospectus/Proxy Statement to its stockholders and, pursuant thereto, shall call the Special Meeting in accordance with Delaware General Corporation Law and solicit proxies from the Buyer's stockholders to obtain the Requisite Buyer Stockholder Approval. The Prospectus/Proxy Statement shall include the recommendation of the Board of Directors of the Buyer in favor of this Agreement and the Merger and the issuance of the Transaction Shares; provided, however, that the Board of Directors of the Buyer may withdraw such recommendation if it believes in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for it to comply with its fiduciary duties under applicable law.

    (iv) The Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Prospectus/Proxy Statement, the solicitation of proxies thereunder and the calling and holding of the Special Meeting. Without limiting the foregoing, the Buyer shall ensure that the Prospectus/Proxy Statement does not, as of the date on which it is distributed to the Buyer's stockholders, the Company Stockholders and the Unvested TMI Option Holders and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information furnished by the Company in writing for inclusion in the Prospectus/Proxy Statement).

    (v) The Company shall comply with all applicable provisions of and rules under the Securities Act and state securities laws in the preparation and filing of the Form S-4. Without limiting the foregoing, the Company shall ensure that the Form S-4 does not, as of its effective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Form S-4).

    (b) Prior to the Closing Date, and at the earliest practicable date, the Company shall solicit written consent from its stockholders to obtain the Requisite Company Stockholder Approval in accordance with the Delaware General Corporation Law and the Company's By-laws. In soliciting such consents, the Company's Board of Directors shall recommend to the Company Stockholders that they approve the Merger and shall use its best efforts to obtain the Requisite Company Stockholder Approval.

    (c) The Buyer shall use all reasonable efforts to cause to be delivered to the Company a "comfort" letter of Coopers & Lybrand, L.L.P., the Buyer's independent auditors, dated a date within three business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    (d) The Company shall use all reasonable efforts to cause to be delivered to the Buyer a "comfort" letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within three business days before the date on which the Form S-4 shall become effective and addressed to the Buyer, in form reasonably satisfactory to the Buyer and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  5.4 Operation of Business. Except as contemplated by this Agreement, including without limitation the transactions described in paragraph 5 of the Preliminary Statement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) conduct its operations in the Ordinary Course of Business and use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any Company Subsidiary shall, without the written consent of the Buyer:

    (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities, or amend any of the terms of or accelerate the exercisability of any TMI Options;

    (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

    (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases), except advances in the Ordinary Course of Business under TMI's existing line of credit with Texas Commerce Bank National Association; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

    (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
  Section 2.22(j) or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

    (e) acquire, sell, lease, encumber or dispose of any shares or other equity interests in or securities of any Company Subsidiary or any corporation, partnership, association or other business organization or division thereof or any assets, other than purchases and sales of assets in the Ordinary Course of Business;

    (f) amend its charter or By-laws;

    (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

    (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

    (j) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

    (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

    (l) make or commit to make any capital expenditure in excess of $10,000 per item;

    (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied; or

    (n) agree in writing or otherwise to take any of the foregoing actions.

  5.5 Interim Financial Statements. As promptly as possible following the last day of each fiscal month end after the date hereof until the Closing Date, and in any event within 20 days after the end of each such fiscal month end, the Company shall deliver to the Buyer the combined and combining balance sheet of the Company and the Company Subsidiaries (including TME but excluding BriskHeat) and the related combined and combining statements of income, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries (including TME but excluding BriskHeat) for the one-month period then ended and for the period then ended since June 30, 1994 (collectively, the "Interim Financial Statements"). The Interim Financial Statements shall be prepared so as to present fairly, in all material respects, the combined and combining financial condition, retained earnings, assets and liabilities of the Company and the Company Subsidiaries (including TME but excluding BriskHeat) as of the date thereof and the combined and combining results of operations and cash flows of the Company and the Company Subsidiaries (including TME but excluding BriskHeat) for the periods covered thereby in conformity with GAAP.

  5.6 Communications with Customers and Suppliers.

    (a) Unless instructed otherwise by the Buyer in writing, and subject to
  Section 5.4 hereof, the Company shall (and shall cause each Company Subsidiary to) continue to accept customer orders in the Ordinary Course of Business for all products offered by the Company and the Company Subsidiaries.

    (b) From and after the Closing, the Company shall (and shall cause each Company Subsidiary to) cooperate in communications with suppliers and customers in connection with the change in ownership of the Company and the Company Subsidiaries resulting from the transactions contemplated hereby.

  5.7 Compliance with Laws. The Company shall (and shall cause each Company Subsidiary (including BriskHeat) to) comply in all material respects with all laws, rules and regulations of any federal, state, local or foreign government, or any Governmental Entity, which are applicable to the Company or any Company Subsidiary (including BriskHeat) and will perform and comply with all contracts, commitments and obligations by which they are bound.

  5.8 Reports, Taxes. The Company shall (and shall cause each Company Subsidiary (including BriskHeat) to) duly and timely file all reports or returns required to be filed with any Governmental Entity and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon the Company or any Company Subsidiary (including BriskHeat) or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

  5.9 Full Access. The Company shall (and shall cause each Company Subsidiary (including BriskHeat) to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Company Subsidiaries (including BriskHeat) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Company Subsidiary (including BriskHeat). Each of the Buyer and the Transitory Subsidiary (a) shall treat and hold as confidential any Confidential Information (as hereinafter defined), (b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Company or any Company Subsidiary (including BriskHeat) that is furnished in writing to the Buyer or the Transitory Subsidiary by the Company or any Company Subsidiary (including BriskHeat) in connection with this Agreement and is labelled confidential or proprietary; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the Buyer or the Transitory Subsidiary, or (iii) which the Buyer or the Transitory Subsidiary knew or to which the Buyer or the Transitory Subsidiary had access prior to disclosure.

  5.10 Notice of Breaches. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Company Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement (including the Buyer Disclosure Schedule) inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

  5.11 Exclusivity.

    (a) The Company shall not (and shall cause each Company Subsidiary not to), and the Company shall use its best efforts to cause each of its Affiliates, officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, any Company Subsidiary or any division of the Company or any Company Subsidiary, or (b) provide any non-public information concerning the business, properties or assets of the Company or any Company Subsidiary to any person or entity (other than the Buyer). The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 5.11(a).

    (b) Keystone shall not, and Keystone shall use its best efforts to cause each of its Affiliates, officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, any Company Subsidiary or any division of the Company or any Company Subsidiary, or the sale of any of the Keystone Shares, or (b) provide any non-public information concerning the business, properties or assets of the Company or any Company Subsidiary or the Keystone Shares to any person or entity (other than the Buyer). Keystone shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 5.11(b).

  5.12 Environmental Investigation. The Buyer shall have the right to retain a third party to conduct an environmental investigation with respect to the premises currently or formerly owned, occupied, leased or operated by the Company or any Company Subsidiary (including BriskHeat) or Affiliate. The Company shall cooperate (and cause each Company Subsidiary (including BriskHeat) to cooperate) and shall use its best efforts to cause each related party to cooperate in such environmental investigation. The Buyer shall bear the cost of such environmental investigation.

  5.13 Registration Rights.

    (a) Certain Definitions. The following terms shall have the following respective meanings:

      "Registration Statement" means a registration statement filed by the Company with the SEC for a public offering and sale of Common Stock (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

      "Registration Expenses" means the expenses described in Section
    5.13(f).

      "Registrable Shares" means (i) the Transaction Shares and (ii) any other shares of Buyer Common Stock issued in respect of the Transaction Shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares (i) upon any sale of such Registrable Shares pursuant to a Registration Statement or Rule 145 promulgated under the Securities Act ("Rule 145") or (ii) upon any sale in any manner to a person or entity which, by virtue of Section 5.13(k) of this Agreement, is not entitled to the rights provided by this Agreement.

      "Registration Rights Holders" means the Company Stockholders, Keystone and the Unvested TMI Option Holders.

    (b) Required Registrations.

      (i) Commencing one year after the Closing Date, Registration Rights Holders holding Registrable Shares may request, in writing, that the Buyer effect the registration on Form S-3, or if the Buyer is not then eligible to use Form S-3 for such a registration, on Form S-1, of Registrable Shares owned by such Registration Rights Holders covering the resale of such shares which exceeds for each such selling Registration Rights Holder 1% of the total number of shares of Buyer Common Stock outstanding as shown in the most recent report or statement published by the Buyer. If the holders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Buyer in their request. In the event such registration is underwritten, the right of other Registration Rights Holders to participate shall be conditioned on such Registration Rights Holders' participation in such underwriting. Upon receipt of any such request, the Buyer shall promptly give written notice of such proposed registration to all Registration Rights Holders. Such Registration Rights Holders shall have the right, by giving written notice to the Buyer within 20 days after the Buyer provides its notice, to elect to have included in such registration such of their Registrable Shares as such Registration Rights Holders may request in such notice of election; provided that if the underwriter (if any) managing the offering determines that, because of marketing factors, all of the Registrable Shares requested to be registered by all Registration Rights Holders may not be included in the offering, then all Registration Rights Holders who have requested registration shall participate in the registration pro rata based upon the number of Registrable Shares which they have requested to be so registered. Thereupon, the Buyer shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3 or on Form S-1, as the case may be, of all Registrable Shares which the Buyer has been requested to so register.

      (ii) The Buyer shall not be required to effect more than two registrations pursuant to paragraph (i) above.

      (iii) The Buyer shall be entitled to postpone the effective date of such Registration Statement (and the use of the prospectus contained therein) if the Buyer determines, in its reasonable judgment, after consultation with counsel, that such effectiveness would require the premature announcement of any financing, acquisition, corporate reorganization or other material corporate transaction or development involving Buyer which, in the Buyer's reasonable determination, would be materially detrimental to the interests of the Buyer and its stockholders. The postponement will be for the minimum period reasonably required to avoid such premature disclosure. The Buyer will promptly give the Registration Rights Holders notice of any such postponement and will use all reasonable efforts to minimize the length of the postponement or interruption.

    (c) Incidental Registration.

      (i) Whenever the Buyer proposes to file a Registration Statement (other than pursuant to Section 5.13(b) above) at any time and from time to time, it will, prior to such filing, give written notice to all Registration Rights Holders of its intention to do so and, upon the written request of Registration Rights Holders given within 20 days after the Buyer provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Buyer shall use its best efforts to cause all Registrable Shares which the Buyer has been requested by such Registration Rights Holders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Registration Rights Holders; provided that the Buyer shall have the right to postpone or withdraw any registration effected pursuant to this Section 5.13(c) without obligation to any Registration Rights Holder.

      (ii) In connection with any registration under this Section 5.13(c) involving an underwriting, the Buyer shall not be required to include any Registrable Shares in such registration unless the holders thereof accept the terms of the underwriting as agreed upon between the Buyer and the underwriters selected by it (provided that such terms must be consistent with this Agreement). If in the opinion of the managing underwriter it is appropriate because of marketing factors to limit the number of Registrable Shares to be included in the offering, then the Buyer shall be required to include in the registration only that number of Registrable Shares, if any, which the managing underwriter believes should be included therein; provided that no persons or entities other than the Buyer, the Registration Rights Holders and other persons or entities holding registration rights relating to Buyer Common Stock shall be permitted to include securities in the offering. If the number of Registrable Shares to be included in the offering in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration and other holders of securities entitled to include them in such registration shall participate in the registration pro rata based upon their total ownership of shares of Buyer Common Stock (giving effect to the conversion into Buyer Common Stock of all securities convertible thereinto). If any holder would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata in the manner described in the preceding sentence.

    (d) Registration Procedures. If and whenever the Buyer is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Buyer shall:

      (i) file with the SEC a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective until the earlier of (x) the time all Registrable Shares have been sold pursuant thereto or otherwise; (y) the time all Registrable Shares then held by all Registration Rights Holders could be sold within a three-month period without a registration statement under Rule 145 or otherwise; or (z) 45 days from the date that each Registration Statement is declared effective by the SEC;

      (ii) as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective;

      (iii) as expeditiously as possible furnish to each selling Registration Rights Holder participating in the offering such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such selling Registration Rights Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such selling Registration Rights Holder; and

      (iv) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or "Blue Sky" laws of such states as the selling Registration Rights Holders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Registration Rights Holders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Registration Rights Holders; provided, however, that the Buyer shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

    If the Buyer has delivered preliminary or final prospectuses to the selling Registration Rights Holders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the selling Registration Rights Holders and, if requested, the selling Registration Rights Holders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Buyer. The Buyer shall promptly provide the selling Registration Rights Holders with revised prospectuses and, following receipt of the revised prospectuses, the selling Registration Rights Holders shall be free to resume making offers of the Registrable Shares.

    (e) The Registration Rights Holders shall not make any sales of Registrable Shares without causing the prospectus delivery requirements under the Securities Act to be satisfied and each selling Registration Rights Holder shall promptly advise the Buyer of any changes in the information concerning such selling Registration Rights Holders contained in any prospectus included in any Registration Statement. The Registration Rights Holders acknowledge that occasionally there may be times when the Buyer must suspend the use of the prospectus forming a part of a Registration Statement until such time as an amendment to such Registration Statement has been filed by the Buyer and declared effective by the SEC, or until such time as the Buyer has filed an appropriate report with the SEC pursuant to the Exchange Act. Without limiting the generality of the foregoing, the Buyer shall be entitled to suspend the use of the prospectus forming a part of such Registration Statement in any of the following periods:

      (i) any period during which the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction ("Buyer Activity") that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Registration Statement would require disclosure of Buyer Activity; or

      (ii) any period during which the Buyer is offering or selling shares of its capital stock pursuant to a registration statement (other than a registration statement on Form S-4 or Form S-8, or any successor Form) filed with the SEC under the Securities Act (with such period to begin three weeks prior to the date established in good faith by the Buyer as its target date for the pricing of such offering and terminate upon the closing of (or decision to abandon) the sale of such shares).

    Each Registration Rights Holder hereby covenants that it will not offer or sell any Registrable Shares pursuant to any prospectus during the period commencing at the time at which the Buyer gives it notice of the suspension of the use of said prospectus and ending at the time the Buyer gives it notice that the Registration Rights Holders may thereafter effect sales pursuant to said prospectus.

    (f) Allocation of Expenses. The Buyer shall pay all Registration Expenses of all registrations under this Agreement; provided, however, that if a registration under Section 5.13(b) is withdrawn at the request of the Registration Rights Holders requesting such registration (other than as a result of information concerning the business or financial condition of the Buyer which is made known to the Registration Rights Holders after the date on which such registration was requested) and if the requesting Registration Rights Holders elect not to have such registration counted as a registration requested under Section 5.13(b), the requesting Registration Rights Holders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section 5.13(f), the term "Registration Expenses" shall mean all expenses incurred by the Buyer in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Buyer and the fees, state "Blue Sky" fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Registration Rights Holders' own counsel.

    (g) Indemnification.

      (i) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Buyer will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or "Blue Sky" laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Buyer will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Buyer will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Buyer, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

      (ii) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Buyer, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Buyer or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Buyer, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or "Blue Sky" laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Buyer by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such Registration Rights Holders hereunder shall be limited to an amount equal to the proceeds to each Registration Rights Holder of the Registrable Shares sold in connection with such registration.

      (iii) Each party entitled to indemnification under this Section 5.13(g) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.13(g). The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

    (h) Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 5.13(b), the Buyer agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Buyer of the underwriters of such offering.

    (i) Information by Holder. Each Registration Rights Holder including Registrable Shares in any registration shall furnish to the Buyer such information regarding such Registration Rights Holder and the distribution proposed by such Registration Rights Holder as the Buyer may reasonably request in connection with, and otherwise cooperate with the Buyer in the filing of, any registration, qualification or compliance referred to in this Agreement.

    (j) Termination. All of the Buyer's obligations to register Registrable Shares under this Agreement shall terminate on the fifth anniversary of this Agreement.

    (k) Transfers of Rights. None of the rights set forth in paragraphs (a) through (j) of this Section 5.13 shall be transferrable without the prior written consent of the Buyer.

    (l) Company Stockholder Approval. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the registration rights provisions contained in this Section
  5.13 by the Company Stockholders and of all of the arrangements relating thereto, including without limitation the indemnification provisions contained in Section 5.13(g).

  5.14 Board Representation.

    (a) Effective as of the Effective Time, the Board of Directors of the Buyer shall elect, in its discretion, either Stewart or a designee of Stewart reasonably acceptable to the Board of Directors of the Buyer (the "Stewart Designee") as a Class III director of the Buyer to serve for an initial term ending at the 1996 Annual Meeting of Stockholders of the Buyer. The tenure of Stewart or the Stewart Designee shall be subject to the provisions of the Certificate of Incorporation and By-laws of the Buyer and the Delaware General Corporation Law.

    (b) Patterson shall be entitled to nominate, subject to the reasonable approval of the Board of Directors of the Buyer, one designee (the "Patterson Designee") for election to the Board of Directors of the Buyer. Effective as of the Effective Time, the Board of Directors of the Buyer shall elect, as a Class II Director to serve for an initial term ending at the 1995 Annual Meeting of Stockholders of the Buyer, the Patterson Designee. The tenure of the Patterson Designee shall be subject to the provisions of the Certificate of Incorporation and By-laws of the Buyer and the Delaware General Corporation Law.

    (c) The Buyer shall provide to each of Stewart and Patterson copies of the monthly financial reports furnished to the Stewart Designee, if any, and the Patterson Designee, respectively, provided that each of Stewart and Patterson execute a confidentiality agreement relating thereto containing customary provisions and in a form satisfactory to the Buyer.

  5.15 Non-Competition.

    (a) For a period of five years after the Effective Time, neither Patterson, Stewart nor any of their respective Affiliates (including BriskHeat) shall, except as an officer or employee of the Buyer, TMI or TME, develop, manufacture, market or sell any product which competes with any existing or proposed product manufactured, marketed, sold or under development by the Company, TMI, TME or the Buyer at or prior to the Effective Time, or otherwise engage in any business competitive with the business of the Company, TMI, TME or the Buyer as conducted on the date hereof or at the Effective Time. Without limiting the generality of the foregoing, for a period of five years after the Effective Time, neither Patterson, Stewart nor any of their respective Affiliates (including BriskHeat) shall:

      (i) be employed by, provide consulting or other services to, or otherwise be involved with, whether as an investor or otherwise (other than as an investor holding less than 2% of the total outstanding stock of a publicly held company), any competitor of the Company, TMI, TME or the Buyer;

      (ii) recruit, solicit or induce, or attempt to induce, any employee, employees, consultant, consultants, subcontractor or subcontractors of the Company, TMI, TME or the Buyer to terminate their employment or consulting with, or otherwise cease their relationship with, the Company, TMI, TME or the Buyer; or

      (iii) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, TMI, TME or the Buyer.

    (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 5.15 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Patterson and Stewart agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

  5.16 Pooling Accounting. The Buyer and the Company shall each use its best efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling of interests. Each of the Buyer and the Company shall use its best efforts (i) to cause its respective Rule 145 Affiliates (as defined in Section 5.17) not to take any action that would adversely affect the ability of the Buyer to account for the transactions contemplated by this Agreement as a pooling of interests and (ii) to cause its respective Rule 145 Affiliates to sign and deliver to the Buyer a customary "pooling letter" in form and substance agreed upon by the Buyer and the Company.

  5.17 Affiliate Agreements. Within two weeks after the date of this Agreement, the Buyer and the Company will provide to each other a list of those persons who are (or will be at the Effective Time), in the Buyer's or the Company's respective reasonable judgment, "affiliates" of the Buyer or the Company, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of the Buyer or the Company within the meaning of Rule 145 is referred to as a "Rule 145 Affiliate"). The Buyer and the Company shall provide to each other such information and documents as the Company or the Buyer shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Company shall deliver to the Buyer prior to the Effective Time an Affiliate Agreement, in form and substance satisfactory to the Buyer and the Company, executed by each of the Rule 145 Affiliates of the Company, by which each Rule 145 Affiliate of the Company agrees to comply with the applicable requirements of Rule 145 ("Affiliate Agreement"). The Buyer shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by such Rule 145 Affiliates of the Company in the Merger, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of the Affiliate Agreements.

  5.18 Nasdaq Quotation. The Buyer shall use its best efforts to cause the Transaction Shares to be approved for quotation on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

  5.19 Termination of Management Fees. Effective as of the Closing, Patterson, Stewart and the Company, on behalf of itself and all Company Subsidiaries, hereby terminate any and all agreements, written or oral, for the payment of management or other fees or other payments by the Company, TMI or TME to Patterson or Stewart or any of their Affiliates (other than under the agreements referenced in Sections 6.1(o) and 6.1(p)).

  5.20 Certain Tax Returns. If Arthur Andersen LLP renders at the Closing an unqualified opinion to the effect that the BriskHeat Spin-Off constitutes a tax-free transaction to the Company and the stockholders of the Company under
Section 355 of the Code, and if Coopers & Lybrand, L.L.P. determines at the Closing that there is a reasonable basis to report the BriskHeat Spin-Off as a tax-free transaction and so advises the Buyer and the Company in writing, then the Buyer shall cause all Tax Returns of the Company for periods that include the date of the BriskHeat Spin-Off to report the BriskHeat Spin-Off as a tax-free transaction. At or prior to the Closing, Patterson and Stewart shall supply the Buyer with copies of all appraisals and other information to be utilized as a basis for determining the tax treatment of the BriskHeat Spin-Off.

                                   ARTICLE VI

                   CONDITIONS TO CONSUMMATION OF TRANSACTIONS

  6.1 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

    (a) Requisite Buyer Stockholder Approval. This Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval.

    (b) Requisite Company Stockholder Approval; Dissenting Shares. This Agreement and the Merger shall have received the Requisite Company Stockholder Approval, and the number of Dissenting Shares shall not exceed 1% of the Outstanding Company Shares.

    (c) Consents. The Company, the Company Subsidiaries and Keystone, on the one hand, and the Buyer and the Buyer Subsidiaries, on the other hand, shall have obtained all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as are necessary to consummate the transactions contemplated by this Agreement, except where the failure to obtain or effect any of the foregoing will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company, any Company Subsidiary or Keystone, will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Buyer and the Buyer Subsidiaries taken as a whole, and will not adversely affect the ability of the Buyer to own and operate the Company or any Company Subsidiary after the Closing.

    (d) Representations and Warranties. The representations and warranties of the Company set forth in Article II shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Time as if made as of the Effective Time, and the representations and warranties of Keystone set forth in Article III shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Time as if made as of the Effective Time, except in any case for representations and warranties made as of a specific date, which shall be true and correct as of such date.

    (e) Agreements and Covenants. The Company, each Company Subsidiary and Keystone shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time.

    (f) No Proceedings. No action, suit or proceeding shall be pending before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets or operations of the Surviving Corporation or any Company Subsidiary, and no such judgment, order, decree, stipulation or injunction shall be in effect.

    (g) Certificates.

      (i) The Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause (b), clauses (c), (d), (e) and (f) with respect to the Company and the Company Subsidiaries, and clauses (m), (r), (s),
    (x) and (y) of this Section 6.1 is satisfied in all respects.

      (ii) Keystone shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (c), (d), (e) and (f) of this Section 6.1 is satisfied, with respect to Keystone, in all respects.

    (h) Form S-4 Effective. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (i) Nasdaq. The Transaction Shares shall have been approved for quotation on Nasdaq.

    (j) Legal Opinions. The Buyer and the Transitory Subsidiary shall have received (i) from Vinson & Elkins, L.L.P., counsel to the Company, Patterson and Stewart, an opinion to the effect set forth in Exhibit B attached hereto, such opinion to be satisfactory to the Buyer in form and substance, and (ii) from Porter & Hedges, L.L.P., counsel to Keystone, an opinion to the effect set forth in Exhibit C attached hereto, such opinion to be satisfactory to the Buyer in form and substance.

    (k) Pooling Letters. The Buyer and the Company shall have received letters from Coopers & Lybrand, L.L.P. and Arthur Andersen LLP, each dated the date of the Prospectus/Proxy Statement and confirmed in writing at the Effective Time and addressed to the Buyer and the Company, stating that the transactions contemplated by this Agreement will qualify as a "pooling of interests" in accordance with GAAP and applicable SEC rules.

    (l) Resignations. The Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company and the Company Subsidiaries specified by the Buyer in writing at least five business days prior to the Closing.

    (m) No Material Adverse Change. From the date of this Agreement to the Effective Time, there shall not have been any material adverse change in the assets, business, financial condition or results of operations of the Company or any Company Subsidiary (a "Company Material Adverse Change"), nor shall there have occurred any event or development which could reasonably be expected to result in a Company Material Adverse Change in the future; provided, however, that the events specified in the Company Disclosure Schedule under the caption "Events Deemed not to Constitute a Company Material Adverse Change" shall be deemed not to constitute a Company Material Adverse Change for purposes of this Section 6.1.

    (n) Fairness Opinion. The Buyer shall have received the written opinion of Broadview Associates to the effect that the terms of the Merger and the purchase of the Keystone Shares are fair from a financial point of view to the Buyer's stockholders.

    (o) Patterson Agreement. Patterson and the Buyer shall have executed an agreement in the form of Exhibit D attached hereto.

    (p) Stewart Agreement. Stewart and the Buyer shall have executed an employment letter in the form of Exhibit E attached hereto.

    (q) Escrow Agreement. The Buyer, the Indemnification Representative and the Escrow Agent shall have executed the Escrow Agreement.

    (r) IBM License Agreement. The Buyer shall be reasonably satisfied that, for the one-year period following the Closing Date, royalties payable by the Company, TME and/or the Buyer to IBM pursuant to the Agreement dated as of October 1, 1993 between IBM and TME, in respect of the use by the Company and/or TME of IBM's patents licensed thereunder, will not exceed $400,000 based on sales of $35,000,000 of central processing units and PC-compatible systems when calculated in accordance with the method of calculating royalty payments described in the letter of Michael Stewart dated September 22, 1994 to Frank W. Casey of IBM and attached to the Company Disclosure Schedule.

    (s) Estoppel Certificate. The Company shall have used its best efforts to obtain and deliver to the Buyer an estoppel certificate, in form and substance satisfactory to the Buyer, from the lessor of TMI's principal premises located at 5959 Corporate Drive, Houston, Texas (i) consenting to the Merger, (ii) representing that it has no outstanding claims against TMI, the Company or any Company Subsidiary under the lease for such premises and (iii) representing that such premises are not encumbered by any mortgage or deed of trust.

    (t) BriskHeat Spin-Off. All actions taken and documents executed in connection with the BriskHeat Spin-Off shall be satisfactory to the Buyer in form and substance.

    (u) Company Stock Split. The Company Stock Split shall have been completed, and all actions taken and documents executed in connection with the Company Stock Split shall be satisfactory to the Buyer in form and substance.

    (v) TME Stock Contribution. The TME Stock Contribution shall have been completed, and all actions taken and documents executed in connection with the TME Stock Contribution shall be satisfactory to the Buyer in form and substance.

    (w) Options. The TMI Option Exercise and Exchange shall have been completed, and all actions taken and documents executed in connection with the TMI Option Exercise and Exchange shall be satisfactory to the Buyer in form and substance. All outstanding options, warrants, rights, agreements or commitments, if any, other than the TMI Options to the extent exercisable at the date hereof, to which the Company or any Company Subsidiary is a party or which are binding upon the Company or any Company Subsidiary providing for the issuance of any capital stock of the Company or any Company Subsidiary shall have been terminated.

    (x) Ownership Structure. The ownership structure of the Company, TMI and TME shall be as set forth in paragraph 6 of the Preliminary Statement.

    (y) Tax Opinion. The Buyer shall have received from Arthur Andersen LLP, the Company's independent auditors, an unqualified opinion to the effect that (i) the Merger and the exchange of shares contemplated hereby constitutes a tax-free reorganization under Section 368(a) of the Code and
  (ii) the BriskHeat Spin-Off constitutes a tax-free transaction to the Company and the stockholders of the Company under Section 355 of the Code, such opinion to be satisfactory to the Buyer in form and substance; and Coopers & Lybrand, L.L.P. shall have advised the Buyer in writing that it has determined that there is a reasonable basis to report the BriskHeat Spin-Off as a tax-free transaction.

    (z) Unvested TMI Option Holders. Each Unvested TMI Option Holder shall have agreed in writing, in form and substance satisfactory to the Buyer, to the treatment of his Unvested TMI Options as contemplated by this Agreement.

    (aa) Proceedings Satisfactory. All actions to be taken by the Company, the Company Subsidiaries and Keystone in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

  6.2 Conditions to Obligations of the Company and Keystone. The respective obligations of the Company and Keystone to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

    (a) Requisite Buyer Stockholder Approval. This Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval.

    (b) Requisite Company Stockholder Approval. This Agreement and the Merger shall have received the Requisite Company Stockholder Approval.

    (c) Consents. The Company, the Company Subsidiaries and Keystone, on the one hand, and the Buyer, on the other hand, shall have obtained all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as are necessary to consummate the transactions contemplated by this Agreement, except where the failure to obtain or effect any of the foregoing will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company, any Company Subsidiary or Keystone, will not have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Buyer and the Buyer Subsidiaries taken as a whole, and will not adversely affect the ability of the Buyer to own and operate the Company or any Company Subsidiary after the Closing.

    (d) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article IV shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date.

    (e) Agreements and Covenants. Each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time.

    (f) No Proceedings. No action, suit or proceeding shall be pending before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

    (g) Certificate. Each of the Buyer and the Transitory Subsidiary shall have delivered to the Company and Keystone a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause (a), clause (c) with respect to the Buyer, and clauses (d), (e), (f) and (o) of this Section 6.2 is satisfied in all respects.

    (h) Form S-4 Effective. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (i) Nasdaq. The Transaction Shares shall have been approved for quotation on Nasdaq.

    (j) Pooling Letters. The Buyer and the Company shall have received letters from Coopers & Lybrand, L.L.P. and Arthur Andersen LLP, each dated the date of the Prospectus/Proxy Statement and confirmed in writing at the Effective Time and addressed to the Buyer and the Company, stating that the transactions contemplated by this Agreement will qualify as a "pooling of interests" in accordance with GAAP and applicable SEC rules.

    (k) Legal Opinion. The Company Stockholders and Keystone shall have received from Hale and Dorr, counsel to the Buyer and the Transitory Subsidiary, an opinion in the form attached hereto as Exhibit F.

    (l) Tax Opinion. Patterson and Stewart shall have received from Arthur Andersen LLP, the Company's independent auditors, an unqualified opinion to the effect that (i) the Merger and the exchange of shares contemplated hereby constitutes a tax-free reorganization under Section 368(a) of the Code and (ii) the BriskHeat Spin-Off constitutes a tax-free transaction to the Company and the stockholders of the Company under Section 355 of the Code; and Coopers & Lybrand, L.L.P. shall have advised the Company in writing that it has determined that there is a reasonable basis to report the BriskHeat Spin-Off as a tax-free transaction.

    (m) Patterson Agreement. Patterson and the Buyer shall have executed an agreement in the form of Exhibit D attached hereto.

    (n) Stewart Agreement. Stewart and the Buyer shall have executed an employment letter in the form of Exhibit E attached hereto.

    (o) No Material Adverse Change. From the date of this Agreement to the Effective Time, there shall not have been any Buyer Material Adverse Change, nor shall there have occurred any event or development which could reasonably be expected to result in a Buyer Material Adverse Change in the future; provided, however, that the events specified in the Buyer Disclosure Schedule under the caption "Events Deemed not to Constitute a Buyer Material Adverse Change" shall be deemed not to constitute a Buyer Material Adverse Change for purposes of this Section 6.2(o).

    (p) Proceedings Satisfactory. All actions to be taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and Keystone.

                                  ARTICLE VII

                                INDEMNIFICATION

  7.1 Indemnification. The Company Stockholders, the Unvested TMI Option Holders and Keystone, jointly and severally, shall indemnify and hold harmless the Surviving Corporation, the Buyer, the Buyer Subsidiaries, the Company and the Company Subsidiaries, from and against any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by any of the foregoing persons indemnified hereunder or any Affiliate thereof (the "Indemnified Persons"):

    (a) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company, any of the Company Stockholders or Unvested TMI Option Holders or Keystone contained in this Agreement;

    (b) resulting from any failure of any Company Stockholders to have good, valid and marketable title to the issued and outstanding Company Shares held by such Company Stockholders at the Effective Time, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever, or any failure of any Unvested TMI Option Holders to have good, valid and marketable title to the Unvested TMI Options held by such Unvested TMI Option Holders at the Effective Time, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever;

    (c) resulting from any failure of Keystone to have good, valid and marketable title to the Keystone Shares at the Effective Time, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever;

    (d) resulting from any claim by a stockholder or former stockholder of the Company or any Company Subsidiary, or any other person, firm, corporation or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company or any Company Subsidiary; (ii) any rights of a stockholder, including any option, dissenter's or preemptive rights or rights to notice or to vote; (iii) any rights under the charter or By-laws of the Company or any Company Subsidiary; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company or any Company Subsidiary; and

    (e) the BriskHeat Spin-Off (including without limitation liabilities for Taxes).

  7.2 Method of Asserting Claims.

    (a) All claims for indemnification by an Indemnified Person pursuant to this Article VII shall be made in accordance with the provisions of the Escrow Agreement and this Agreement.

    (b) If a third party asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article VII, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Person shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnification Representative, (ii) such Indemnified Person may make a claim for indemnification pursuant to this Article VII in accordance with the provisions of the Escrow Agreement and this Agreement, and (iii) such Indemnified Person shall be reimbursed, in accordance with the provisions of the Escrow Agreement and this Agreement, for any such Damages for which it is entitled to indemnification pursuant to this Article VII.

    (c) The Indemnified Person shall give prompt written notification to the Indemnification Representative of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VII may be sought. Within 20 days after delivery of such notification, the Indemnification Representative may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnification Representative acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Article VII. If the Indemnification Representative does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnification Representative assumes control of such defense and the Indemnified Person reasonably concludes that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnification Representative, which shall not be unreasonably withheld. The Indemnification Representative shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld.

  7.3. Survival. The representations, warranties, covenants and agreements of the Company, the Company Stockholders, the Unvested TMI Option Holders and Keystone set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents. All representations and warranties set forth in this Agreement shall expire twelve months after the Closing Date, except that (i) the representations contained in
Section 2.23 relating to the generation, on-site storage or arrangement for treatment, storage, disposal or recycling of Materials of Environmental Concern, including but not limited to spent solder waste, by TMI and/or TME shall survive the Closing and the consummation of the transactions contemplated thereby and continue until 36 months after the Closing Date; (ii) the representation contained in Section 2.33 shall survive the Closing and the consummation of the transactions contemplated thereby and continue until 18 months after the Closing Date; and (iii) any claim based upon fraud or a willful misrepresentation by any party shall survive the Closing without limitation. If a claim for indemnification is made before expiration of such periods, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

  7.4 Limitations.

    (a) If the Closing occurs, and subject to Section 7.4(b), (i) the aggregate liability of the Company Stockholders, the Unvested TMI Option Holders and Keystone for Damages under this Article VII shall not exceed an amount equal to the fair market value of the Escrow Shares, as determined in accordance with the Escrow Agreement, and (ii) the Company Stockholders, the Unvested TMI Option Holders and Keystone shall not be liable under this
  Article VII unless and until, and only to the extent that, the aggregate Damages exceed $150,000.

    (b) Notwithstanding the foregoing Section 7.4(a), the indemnification obligations of the Company Stockholders, the Unvested TMI Option Holders and Keystone under Section 7.1 shall, with respect to the BriskHeat Spin-Off, (i) survive until expiration of all applicable statutes of limitation in the relevant jurisdictions of each taxing authority and (ii) not be subject to the $150,000 threshold specified in Section 7.4(a). If a claim for indemnification with respect to the BriskHeat Spin-Off is made before expiration of the period specified in the preceding sentence, then (notwithstanding the expiration of such time period) the indemnification obligations of the Company Stockholders, the Unvested TMI Option Holders and Keystone under Section 7.1 shall survive until, but only for purposes of, the resolution of such claim.

    (c) Except with respect to claims based on fraud or willful misrepresentation, the rights of the Indemnified Persons under this Article VII shall be the exclusive remedy of the Indemnified Persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company, the Company Stockholders, the Unvested TMI Option Holders or Keystone contained in this Agreement.

                                  ARTICLE VIII

                                  TERMINATION

  8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after the Requisite Buyer Stockholder Approval or the Requisite Company Stockholder Approval) with the prior authorization of their Boards of Directors, as provided below:

    (a) the Parties may terminate this Agreement by mutual written consent;

    (b) the Buyer may terminate this Agreement by giving written notice to the Company and Keystone in the event the Company or Keystone is in breach of any material representation, warranty, covenant or agreement contained in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within ten business days following receipt by the Company and Keystone of written notice of such breach from the Buyer;

    (c) the Company or Keystone may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any material representation, warranty, covenant or agreement contained in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within ten business days following receipt by the Buyer of written notice of such breach from the Company or Keystone;

    (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the stockholders of the Buyer have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Buyer Stockholder Approval;

    (e) the Buyer may terminate this Agreement by giving written notice to the Company and Keystone if the Closing shall not have occurred on or before March 31, 1995 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement);

    (f) the Company or Keystone may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before March 31, 1995 by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from a breach by the Company or Keystone of any representation, warranty, covenant or agreement contained in this Agreement); or

    (g) the Buyer may terminate this Agreement by giving written notice to the Company and Keystone if, by the thirtieth business day after the date of this Agreement, the Buyer has not completed to its satisfaction its due diligence investigation of the Company (excluding the Company Subsidiaries other than BriskHeat) and BriskHeat.

  8.2 Effect of Termination. If any Party terminates this Agreement pursuant to
Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement); provided, however, that the confidentiality provisions contained in Section 5.9 shall survive any such termination.

  8.3 Termination Fee. In the event that the Requisite Buyer Stockholder Approval is not obtained, and this Agreement has not been terminated pursuant to Sections 8.1(a), 8.1(b), 8.1(e) or 8.1(g), the Buyer shall promptly pay (a) to the Company, in full satisfaction of any and all obligations of the Buyer to the Company, the Company Stockholders or the Unvested TMI Option Holders in respect thereof, a termination fee equal to the Company's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement from August 12, 1994 until the Buyer notifies the Company that the Requisite Buyer Stockholder Approval has not been obtained, and (b) to Keystone, in full satisfaction of any and all obligations of the Buyer to Keystone in respect thereof, a termination fee equal to the Keystone's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement from August 12, 1994 until the Buyer notifies Keystone that the Requisite Buyer Stockholder Approval has not been obtained; provided, however, that in no event shall the aggregate amount of such termination fees exceed $150,000.

                                   ARTICLE IX

                                  DEFINITIONS

  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

     DEFINED TERM                                          SECTION
     ------------                                          -------
     Additional Buyer Shares.............................. 1.7(c)
     Affiliate............................................ 2.15(f)
     Affiliate Agreement.................................. 5.17
     Aggregate Buyer Shares............................... 1.5(a)
     Arbitrators.......................................... 10.14(b)
     BriskHeat............................................ Preliminary Statement
     BriskHeat Common Stock............................... Preliminary Statement
     BriskHeat Spin-Off................................... Preliminary Statement
     Buyer................................................ Introduction
     Buyer Activity....................................... 5.13(e)
     Buyer Balance Sheet.................................. 4.7
     Buyer Common Stock................................... 1.5(a)
     Buyer Disclosure Schedule............................ Article IV
     Buyer Material Adverse Change........................ 4.6
     Buyer Reports........................................ 4.5
     Buyer Subsidiary..................................... 1.11(b)
     CERCLA............................................... 2.23(a)
     Certificate of Merger................................ 1.1(a)
     Certificates......................................... 1.8(a)
     Closing.............................................. Preliminary Statement
     Closing Date......................................... 1.2
     Code................................................. 2.9(c)
     Company.............................................. Introduction
     Company Buyer Shares................................. 1.5(a)
     Company Common Stock................................. Preliminary Statement
     Company Disclosure Schedule.......................... Article II
     Company Escrow Buyer Shares.......................... 1.5(b)
     Company Initial Buyer Shares......................... 1.5(b)
     Company Material Adverse Change...................... 6.1(m)
     Company Percentage................................... 1.5(a)
     Company Shares....................................... 1.5(a)

     DEFINED TERM                                          SECTION
     ------------                                          -------
     Company Stockholder.................................. Preliminary Statement
     Company Stock Split.................................. Preliminary Statement
     Company Subsidiary................................... Preliminary Statement
     Company's Knowledge.................................. 2.9(b)
     Confidential Information............................. 5.9
     Conversion Ratio..................................... 1.5(a)
     Damages.............................................. 7.1
     Dissenting Shares.................................... 1.6(a)
     Effective Time....................................... 1.1(a)
     Employee Benefit Plan................................ 2.22(a)
     Environmental Law.................................... 2.23(a)
     ERISA................................................ 2.22(a)
     ERISA Affiliate...................................... 2.22(a)
     Escrow Agreement..................................... 1.3
     Escrow Agent......................................... 1.3
     Escrow Conversion Ratio.............................. 1.5(a)
     Escrow Option Shares................................. 1.7(c)
     Escrow Shares........................................ 1.5(d)
     Exchange Act......................................... 5.3(a)
     Form S-4............................................. 5.3(a)
     GAAP................................................. 2.6(a)
     Governmental Entity.................................. 2.4(b)
     IBM.................................................. 2.33
     Indemnification Representative....................... 1.3
     Indemnified Party.................................... 5.13(g)
     Indemnified Persons.................................. 7.1
     Indemnifying Party................................... 5.13(g)
     Initial Conversion Ratio............................. 1.5(a)
     Initial Option Shares................................ 1.7(c)
     Initial Shares....................................... 1.5(d)
     Intellectual Property................................ 2.12(a)
     Interim Financial Statements......................... 5.5
     Keystone............................................. Introduction
     Keystone Buyer Shares................................ 1.5(a)
     Keystone Escrow Buyer Shares......................... 1.5(a)
     Keystone Initial Buyer Shares........................ 1.5(a)
     Keystone Percentage.................................. 1.5(a)
     Keystone Shares...................................... Preliminary Statement
     Keystone TME Shares.................................. Preliminary Statement
     Keystone TMI Shares.................................. Preliminary Statement
     Materials of Environmental Concern................... 2.23(b)
     Merger............................................... Preliminary Statement
     Most Recent BriskHeat Balance Sheet.................. 2.8(b)
     Most Recent Combined Balance Sheet................... 2.8(d)
     Most Recent Company Balance Sheet.................... 2.8(c)
     Most Recent TMI Balance Sheet........................ 2.8(a)
     Nasdaq............................................... 1.5(a)
     Ordinary Course of Business.......................... 2.4(f)
     Outstanding Company Shares........................... 1.5(a)
     Parties.............................................. Introduction
     Patterson............................................ Preliminary Statement

     DEFINED TERM                                          SECTION
     ------------                                          -------
     Patterson Designee................................... 5.14(b)
     Permits.............................................. 2.25
     Prospectus/Proxy Statement........................... 5.3(a)
     Registrable Shares................................... 5.13(a)
     Registration Expenses................................ 5.13(a)
     Registration Rights Holders.......................... 5.13(a)
     Registration Statement............................... 5.13(a)
     Requisite Buyer Stockholder Approval................. 4.3
     Requisite Company Stockholder Approval............... 2.3
     Rule 145............................................. 5.13(a)
     Rule 145 Affiliates.................................. 5.17
     SEC.................................................. 4.5
     Securities Act....................................... 2.2
     Security Interest.................................... 2.4
     Special Meeting...................................... 5.3(a)
     Stewart.............................................. Preliminary Statement
     Stewart Designee..................................... 5.14(a)
     Subsidiary........................................... Preliminary Statement
     Surviving Corporation................................ 1.1(a)
     Taxes................................................ 2.9(a)
     Tax Returns.......................................... 2.9(a)
     TME.................................................. Preliminary Statement
     TME Common Stock..................................... Preliminary Statement
     TME Stock Contribution............................... Preliminary Statement
     TMI.................................................. Preliminary Statement
     TMI Common Stock..................................... Preliminary Statement
     TMI Option Exercise and Exchange..................... Preliminary Statement
     TMI Options.......................................... Preliminary Statement
     Transaction Shares................................... 1.5(d)
     Transitory Subsidiary................................ Introduction
     Unvested TMI Option Holder........................... 1.7(c)
     Unvested TMI Options................................. 1.7(c)

                                   ARTICLE X

                                 MISCELLANEOUS

  10.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

  10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning payment of the Company Buyer Shares are intended for the benefit of the Company Stockholders and the provisions in Article I concerning payment of the Additional Buyer Shares are intended for the benefit of the Unvested TMI Option Holders.

  10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof (other than the confidentiality letter agreement dated May 9, 1994 between the Buyer and the Company, which shall continue in accordance with its terms).

  10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

  10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

  If to the Company:

  c/o Texas Microsystems, Inc.
  5959 Corporate Drive
  Houston, Texas 77036
  Attention: President

  Copy to:

  Robert H. Whilden, Jr., Esq.
  Vinson & Elkins, L.L.P.
  2500 First City Tower
  1001 Fannin
  Houston, Texas 77002

  If to Keystone:

  Keystone International, Inc.
  9600 West Gulf Bank Drive
  Houston, Texas 77040
  Attention: Mark E. Baldwin

  Copy to:

  T. William Porter, Esq.
  Porter & Hedges, L.L.P.
  700 Louisiana, 35th Floor
  Houston, Texas 77002

  If to the Buyer or Transitory Subsidiary:

  Sequoia Systems, Inc.
  400 Nickerson Road
  Marlborough, Massachusetts 01752
  Attention: President

  Copies to:

  Sequoia Systems, Inc.
  400 Nickerson Road
  Marlborough, Massachusetts 01752
  Attention: General Counsel

  David A. Westenberg, Esq.
  Hale and Dorr
  60 State Street
  Boston, Massachusetts 02109

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

  10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors; provided, however, that any amendment effected subsequent to the Requisite Buyer Stockholder Approval shall be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

  10.11 Expenses. Except as set forth in the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company and the Company Subsidiaries shall incur only reasonable legal, accounting and other fees and expenses in connection with the Merger and, in no event, shall the Company or any Company Subsidiary incur any legal, accounting or other fees and expenses on behalf of any Company Stockholder or Unvested TMI Option Holder personally; any fees and expenses incurred by the Company or any Company Subsidiary in violation of the foregoing restrictions shall be recovered by the Buyer without regard to the provisions of Section 7.4(a).

  10.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 10.13), in addition to any other remedy to which it may be entitled, at law or in equity.

  10.13 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

  10.14 Dispute Resolution; Arbitration.

    (a) All disputes under the Escrow Agreement shall be governed exclusively by the provisions of the Escrow Agreement. In the event of any other dispute between the Parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the Parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute shall submitted to arbitration in accordance with
  Section 10.14(b) hereof.

    (b)(i) Either the Buyer or the Indemnification Representative may submit any matter referred to in Section 10.14(a) hereof to arbitration by notifying the other Parties hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer shall designate in writing one arbitrator, the Indemnification Representative shall designate a second arbitrator and the two arbitrators shall jointly designate a third arbitrator (collectively, the "Arbitrators") to resolved the dispute. None of the Arbitrators shall be an employee, consultant, officer, director or stockholder of any of the Parties hereto or an affiliate of any Party hereto.

    (ii) Within 15 days of after the designation of the Arbitrators hereunder, the Arbitrators, the Buyer and the Indemnification
  Representative shall meet, at which time the Buyer and the Indemnification Representative shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

    (iii) The Arbitrators shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to 10.14(b)(ii) above, to discuss each of the issues identified by the Buyer and the Indemnification Representative. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the Arbitrators shall have sole discretion with regard to the admissibility of evidence.

    (iv) The Arbitrators shall use their best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in Section 10.14(b)(iii) above. The determination of the Arbitrators as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the Arbitrators shall be in writing, determined by at least a majority of their number and shall be delivered to the Parties hereto.

    (v) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the Arbitrators and the costs and expenses of the arbitration.

    (vi) Any arbitration pursuant to this Section 10.14(b) shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the Parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Massachusetts for purposes of the enforcement of any arbitration award.

  10.15 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

  10.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          SEQUOIA SYSTEMS, INC.

                                                 /s/ Cornelius P. McMullan
                                          By: _________________________________

                                                     President and CEO
                                          Title: ______________________________

                                          SEQUOIA ACQUISITION CORPORATION

                                                 /s/ Cornelius P. McMullan
                                          By: _________________________________

                                                         President
                                          Title: ______________________________

                                          SPCO, INC.

                                                  /s/ J. Michael Stewart
                                          By: _________________________________

                                                         President
                                          Title: ______________________________

                                          KEYSTONE INTERNATIONAL, INC.

                                                    /s/ Mark E. Baldwin
                                          By: _________________________________

                                                      Vice President
                                          Title: ______________________________

  The undersigned stockholders of the Company hereby execute this Agreement for the limited purposes of agreeing to and becoming bound by the provisions of Sections 1.17, 5.1, 5.13, 5.14, 5.15, 5.19 and 5.20. In addition, Patterson hereby agrees at the Closing to execute the agreement in the form of Exhibit D attached hereto, and Stewart hereby agrees at the Closing to execute the employment letter in the form of Exhibit E attached hereto.

                                                  /s/ W. Wayne Patterson
                                          _____________________________________
                                                    W. WAYNE PATTERSON

                                                  /s/ J. Michael Stewart
                                          _____________________________________
                                                    J. MICHAEL STEWART